     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               EDGAR ONLINE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7375                            06-1447017
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              50 WASHINGTON STREET
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-5666
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                MARC STRAUSBERG
                             CHAIRMAN OF THE BOARD
                               EDGAR ONLINE, INC.
                              50 WASHINGTON STREET
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-5666
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

             MITCHELL C. LITTMAN, ESQ.                             ROBERT ROSENMAN, ESQ.
              STEVEN D. USLANER, ESQ.                              PAUL H. ZUMBRO, ESQ.
          LITTMAN KROOKS ROTH & BALL P.C.                         CRAVATH, SWAINE & MOORE
                 655 THIRD AVENUE                                     WORLDWIDE PLAZA
             NEW YORK, NEW YORK 10017                                825 EIGHTH AVENUE
                  (212) 490-2020                                 NEW YORK, NEW YORK 10019
                                                                      (212) 474-1000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                   TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE           REGISTRATION
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)               FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................       $34,500,000               $9,591.00
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the amount of the registration fee.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 30, 1999
PROSPECTUS

                                               SHARES
                                     [LOGO]

                               EDGAR ONLINE, INC.

                                  COMMON STOCK
                           -------------------------
This is the initial public offering of EDGAR Online, Inc. and we are offering shares of our common stock. No public market currently exists for our shares. We anticipate that the initial public offering price will be between
$     and $     per share.

We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "EDGR."
                           -------------------------
THIS INVESTMENT INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS" BEGINNING ON PAGE
6.
                           -------------------------

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public offering price.......................................  $            $
Underwriting discounts......................................  $            $
Proceeds, before expenses, to EDGAR Online..................  $            $

                           -------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------
Certain of our shareholders have granted the underwriters a 30-day option to
purchase up to                additional shares to cover over-allotments.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on              , 1999.
                           -------------------------
C.E. UNTERBERG, TOWBIN                                     FAHNESTOCK & CO. INC.
                                           , 1999

[THE INSIDE FRONT COVER TO CONTAIN THE FOLLOWING: PICTURES OF HOME PAGE AND VARIOUS OTHER PAGES FROM THE EDGAR ONLINE WEB SITE]
                           -------------------------

     The information on our Web site is not a part of this prospectus. EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC), which has granted us a non-exclusive license to use the EDGAR name in our service marks and corporate name. EDGAR Online is not affiliated with, or approved by, the SEC, and the SEC does not endorse or recommend any of our products or services. This prospectus contains service marks of EDGAR Online and other tradenames, trademarks and service marks of other companies.

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Prospectus Summary..............    1
Risk Factors....................    6
Forward-Looking Statements......   18
Use of Proceeds.................   19
Dividend Policy.................   19
Capitalization..................   20
Dilution........................   21
Selected Financial Data.........   23
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   24

                                  PAGE
                                  ----
Business........................   30
Management......................   41
Certain Transactions............   50
Principal Stockholders..........   52
Description of Capital Stock....   54
Shares Eligible for Future
  Sale..........................   55
Underwriting....................   58
Legal Matters...................   60
Experts.........................   60
Additional Information..........   61
Index to Financial Statements...  F-1

                           -------------------------

     IN MAKING A DECISION WHETHER TO BUY OUR COMMON STOCK, YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it may not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents we refer you to. Before deciding whether to invest in our common stock, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. In this prospectus, references to "EDGAR Online," "we," "us" and "our" refer to EDGAR Online, Inc. Except as otherwise noted, all information in this prospectus (1) reflects a one-for-four stock split effected in May 1997 and (2) assumes no exercise of the underwriters' over-allotment option.

                                  EDGAR ONLINE

OUR BUSINESS

     EDGAR Online, Inc. is a leading Internet provider of business, financial and competitive information contained in corporate filings made by public companies with the SEC. Our services are designed to satisfy the demands of individuals and businesses for timely and cost-effective access to the filings of the more than 15,000 U.S. public companies. These services include a variety of search and navigation tools, personalization features and e-mail and Web-based alerts. We obtain corporate filings from the SEC's EDGAR (Electronic Data Gathering, Analysis and Retrieval) database on a non-exclusive, real-time basis. With our proprietary software, we enhance these filings by organizing and processing them into an easily accessible and searchable format. We then use these enhanced EDGAR filings as the basis for our value-added services, which we offer on our EDGAR Online Web site, located at http://www.edgar-online.com.

     We offer several tiers of paid subscription services to individual users and custom-tailored applications to businesses. A monthly subscription to our Web site for an individual user starts at $9.95 and includes the following services:

     - TODAY'S SEC FILINGS provides users with real-time access to EDGAR filings;

     - FULL SEARCH allows users to combine multiple criteria to search all EDGAR filings;

     - EDGAR ONLINE PEOPLE allows users to search the EDGAR database for information about individuals named in EDGAR filings;

     - EDGAR ONLINE PERSONAL allows users to store their queries and sends e-mail alerts immediately when new EDGAR filings match their search criteria;

     - EDGAR ONLINE IPO EXPRESS allows users to track initial public offerings as they are filed, priced, postponed or withdrawn; and

     - DOCUMENT DISPLAY options allow users to download information in multiple formats.

For corporate customers, we offer customized services to meet their particular needs in a real-time and cost-effective manner. We have entered into a number of, and are aggressively pursuing additional, corporate contracts to supply EDGAR content for use on corporate intranets, extranets and Web sites. We currently have over 70 corporate customers, including American Express, Merrill Lynch and Intel.

     In order to build brand awareness, increase traffic and create a large pool of potential subscribers, we aggressively promote our Web site and provide a portion of our content for free. This basic free service includes access to filings on a delayed basis and selected features of Full Search and EDGAR Online People, as well as stock quotes, charts, research and news. Both traffic on our Web site and the number of individual registered users nearly tripled in 1998. As of

December 31, 1998, we had over 100,000 registered users, of which over 6,000 were paying subscribers. Approximately one million people visit our EDGAR Online Web site monthly. For the past two years, Barron's has rated our EDGAR Online site as one of the top 20 investment Web sites.

     Users of our services can either access us directly as registered EDGAR Online subscribers or indirectly by accessing the key Web portals and financial Web sites that license selected EDGAR-based content from us. We have established a significant number of strategic distribution relationships. We currently supply EDGAR content to more than 60 widely used Web sites including Yahoo!, Infoseek's GO Network, CNET's SNAP, Go2Net, PointCast, Infospace, CBS MarketWatch, SmartMoney.com, Multex, Hoover's, Quote.com, Business Wire, Big Charts, Raging Bull and Track Data.

     We believe our Web site draws users who represent an attractive demographic group for companies that advertise or conduct business over the Internet. Since introducing our EDGAR Online Web site in January 1996, we have steadily increased the number of individual advertising banners appearing on our Web pages. In December 1998, more than 200 advertisers purchased banners on our Web site.

OUR MARKET OPPORTUNITY

     Today's business environment is characterized by a rapidly growing demand for fast and easy access to corporate and financial information. SEC filings, such as prospectuses and annual and quarterly reports, are a primary source of this information. Prior to the introduction of the EDGAR system, SEC filings were only available on a delayed basis in costly paper or CD-ROM format from a limited number of document providers or SEC public reference rooms. The availability of SEC filings in an electronic format, together with the distributive power of the Internet, has created a significant opportunity to deliver this information in a real-time and cost-effective manner. At the same time, individuals and businesses are increasingly using the Internet as a source of valuable business intelligence. According to Simba Information, revenues from the sale of business information delivered online in the U.S. are projected to grow from approximately $27 billion in 1998 to approximately $40 billion in 2002. Growth in this market is expected to continue as more people gain access to, and increasingly rely on, the Internet as their primary source of business information.

     We believe that easy access to EDGAR-based information is important to professionals, businesses and the growing population of online investors. In addition, newly evolving technologies make it possible to locate and retrieve selected details from vast electronic databases, such as the EDGAR database, more quickly and economically than historically had been possible. By helping our customers access the EDGAR filings contained in our comprehensive database, which we update on a real-time basis, we believe that we are well positioned to exploit these market opportunities. Furthermore, we are poised to establish market leadership by continuing to develop value-added services with new technologies, such as our data-mining capabilities, to meet the evolving demands of our users.

OUR STRATEGY

     Our goal is to create the preeminent brand for EDGAR-based business and financial information on the Internet. We aim to meet the increasing market demand for real-time, value-added business, financial and competitive information by providing our users with sophisticated methods of mining data contained in EDGAR filings. Our objective is to establish EDGAR Online as the most reliable and trusted source of company information for individual investors and businesses. We are aggressively seeking to increase the number of our corporate customers. We also aim to further develop a community of loyal individual users in order to build our subscription base and attract advertisers.

CORPORATE INFORMATION

     We are a Delaware corporation and were formed in November 1995 under the name Cybernet Data Systems, Inc. In January 1999, we changed our name to EDGAR Online, Inc. Our executive offices are located at 50 Washington Street, Norwalk, Connecticut 06854 and our telephone number is (203) 852-5666.

                                  THE OFFERING

Common stock offered by
  EDGAR Online.............            shares

Common stock to be
  outstanding after the
  offering.................            shares(1)

Use of proceeds............  Repayment of debt, expansion of our sales and marketing efforts, possible acquisitions and other general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National
  Market symbol............  EDGR
-------------------------

(1) Gives effect to the (a) conversion of a $1 million convertible debenture into 670,000 shares of common stock, (b) exercise of warrants into an aggregate of 696,667 shares of common stock and (c) sale of 240,000 shares of common stock in March 1999. Excludes (a) 800,000 shares issuable upon exercise of outstanding options under our 1996 Stock Option Plan with a weighted average exercise price of $2.36 per share, (b) 600,000 shares to be reserved for future issuance under our 1999 Stock Option Plan, (c) 100,000 shares to be reserved for future issuance under our 1999 Outside Directors Stock Option Plan, (d) 90,000 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $2.10 per share and (e)
              shares issuable upon exercise of warrants issued to the underwriters at an exercise price equal to 110% of the initial public offering price.

                             SUMMARY FINANCIAL DATA

                                                         YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                    1996          1997           1998
                                                 ----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $  169,822    $ 1,044,138    $ 2,003,117
Gross profit...................................  $  (56,692)   $   160,935    $   956,788
Loss from operations...........................  $ (763,056)   $(1,199,088)   $(2,088,933)
Net loss.......................................  $ (835,853)   $(1,497,899)   $(2,221,474)
Basic and diluted net loss per share...........  $    (0.19)   $     (0.26)   $     (0.36)
Basic and diluted weighted average shares
  outstanding..................................   4,302,466      5,655,151      6,129,116

                                                        DECEMBER 31, 1998
                                         ------------------------------------------------
                                                                            PRO FORMA
                                           ACTUAL       PRO FORMA(1)    AS ADJUSTED(1)(2)
                                         -----------    ------------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents..............  $   148,380     $2,216,380
Working capital (deficit)..............  $  (440,754)    $1,627,246
Total assets...........................  $   784,943     $2,775,925
Total stockholders' equity
  (deficit)............................  $(2,220,946)    $  717,779

-------------------------

(1) Gives pro forma effect to the (a) conversion of a $1 million debenture into 670,000 shares of common stock, (b) exercise of warrants into an aggregate of 696,667 shares of common stock and (c) sale of 240,000 shares of common stock in March 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and notes 8 and 13 of the notes to our financial statements contained elsewhere in this prospectus.

(2) As adjusted to give effect to the sale of           shares of common stock
    in this offering at an assumed initial public offering price of $     per
    share, after deducting the underwriting discounts and the estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus, before you decide whether to buy our common stock. Additional risks and uncertainties may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO IMPLEMENT OUR STRATEGY.

     We were incorporated in November 1995 and launched our EDGAR Online Web site, located at http://www.edgar-online.com, in January 1996. Accordingly, we have a limited operating history on which you can evaluate our business and prospects. In order to be successful, we must increase our revenues from the sale of our services to corporate customers, individual subscription fees and advertising sales. However, as an early stage company in the new and rapidly evolving market for the delivery of financial and business information over the Internet, we face numerous risks and uncertainties. These relate to our ability to:

     - create and successfully implement a marketing plan to (1) attract more individual online users to our services, (2) convert visitors to paying subscribers and (3) increase corporate sales;

     - enhance our reputation as a leading Internet provider of information services based on EDGAR filings;

     - maintain our current, and develop new, strategic distribution relationships;

     - maintain our current, and continue to increase, advertising revenues;

     - respond effectively to competitive pressures;

     - continue to develop and upgrade our technology; and

     - attract, retain and motivate qualified personnel.

     If we are not successful in addressing these uncertainties through the execution of our business strategy, our business, results of operations and financial condition will be materially adversely affected.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE THAT LOSSES WILL CONTINUE.

     We incurred net losses of $835,853 for the year ended December 31, 1996, $1,497,899 for the year ended December 31, 1997 and $2,221,474 for the year ended December 31, 1998. As of December 31, 1998, our accumulated deficit was $4,746,460. We expect operating losses to continue for the foreseeable future as we continue to incur significant operating costs and capital expenditures. As a result, we will need to generate significant additional revenues to achieve and maintain profitability. Although our revenues have grown in each of the last two years, we may not ever generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. In addition, if revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially adversely affected.

FUTURE ENHANCEMENTS TO THE SEC'S EDGAR SYSTEM MAY ERODE DEMAND FOR OUR SERVICES.

     Through its Web site, the SEC provides free access to EDGAR filings on a time-delayed basis of 24 to 72 hours. The SEC has recently announced its intention to modernize the EDGAR system. The proposed changes currently relate primarily to the presentation quality of EDGAR filings and the manner in which EDGAR filings can be submitted. If the SEC were to make other changes to its Web site such as providing (1) free real-time access to EDGAR filings or (2) value-added services comparable to those provided on our Web site, our business, results of operations and financial condition would be materially adversely affected. Our future success will depend on our ability to continue to provide value-added services that distinguish our Web site from the type of EDGAR-information available from the SEC on its Web site. See
"Business -- Competition."

WE FACE INTENSE COMPETITION FROM OTHER PROVIDERS OF BUSINESS AND FINANCIAL INFORMATION.

     We compete with many providers of business and financial information, including other Internet companies, for consumers' and advertisers' attention and spending. Because our market poses no substantial barriers to entry, we expect this competition to continue to intensify. The types of companies with which we compete for users and advertisers include:

     - traditional vendors of financial information, such as Disclosure;

     - proprietary information services and Web sites targeted to business, finance and investing needs, including those providing EDGAR content, such as Bloomberg and LIVEDGAR; and

     - Web-based providers of free EDGAR information, such as FreeEDGAR.

Our future success will depend on our ability to maintain and enhance our market position by: (1) using technology to add value to raw EDGAR information; (2) keeping our pricing models below those of our competitors; and (3) signing high-traffic Web sites to distribution contracts.

     Our potential commercial competitors include entities that currently license our content, but which may elect to purchase a real-time EDGAR database feed (called a Level I EDGAR feed) directly from the SEC and use it to create value-added services, similar to services provided by us, for their own use or for sale to others. This risk is particularly serious in light of the fact that the SEC has, as part of the modernization of the EDGAR system, introduced a new dissemination system effective November 1, 1998 that reduced the annual subscription cost of a Level I feed by approximately 73%.

     Many of our existing competitors, as well as a number of potential competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may enable them to respond more quickly to new or emerging technologies and changes in the types of services sought by users of EDGAR-based information, or to devote greater resources to the development, promotion and sale of their services than we can. These competitors and potential competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers and strategic partners. Our competitors may also develop services that are equal or superior to the services offered by us or that achieve greater market acceptance than our services. In addition, current and prospective competitors may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. If these events occur, they could have a materially adverse effect on our revenue. Increased competition could also result in price reductions, reduced margins or loss of market share, any of which would adversely affect our business, results of operations and financial condition. See "Business -- Industry Background" and "-- Competition."

WE MAY NOT BE SUCCESSFUL IN INCREASING BRAND AWARENESS.

     Our future success will depend, in part, on our ability to increase the brand awareness of our EDGAR Online Web site. In order to build our brand awareness, we must succeed in our marketing efforts, provide high quality services and increase traffic to our Web site. We intend to substantially expand our sales and marketing efforts as part of our brand-building efforts. Our ability to increase advertising revenues will depend in part on our ability to increase the number of users who visit our Web site. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially adversely affected.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITE.

     Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. To be successful, we must adapt to our rapidly changing market by continually enhancing our existing services and adding new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure to adapt to these changes. Our business could be adversely affected if we were to incur significant costs without generating related revenues or if we cannot adapt rapidly to these changes.

     We may also experience technical or other difficulties that could delay or prevent us from introducing new or enhanced services. Furthermore, after these services are introduced, we may discover errors in these services which may require us to significantly modify our software or hardware infrastructure to correct these errors. Our business could be adversely affected if we experience difficulties in introducing new or enhanced services or if these services are not favorably received by users.

WE ARE DEPENDENT ON THE CONTINUED GROWTH OF THE EMERGING MARKET FOR ONLINE BUSINESS AND FINANCIAL INFORMATION.

     The success of our business will depend on the growing use of the Internet for the dissemination of business and financial information. The number of individuals and institutions that use the Internet as a primary source of business and financial information may not continue to grow. The market for the distribution of business and financial information, including EDGAR-based content, over the Internet has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed electronic distribution services over the Internet and private networks. As is typical of a rapidly evolving industry, demand and market acceptance for new services are subject to a high level of uncertainty.

     Because the market for our products and services is new and rapidly evolving, it is difficult to predict with any certainty what the growth rate, if any, and the ultimate size of this market will be. We cannot be certain that the market for our services will continue to develop or that our services will ever achieve a significant level of market acceptance. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if our services do not achieve significant market acceptance, or if pricing becomes subject to considerable competitive pressures, our business, results of operations and financial condition would be materially adversely affected.

MAINTAINING EXISTING AND ESTABLISHING NEW STRATEGIC RELATIONSHIPS WITH HIGH-TRAFFIC WEB SITES IS CRUCIAL TO OUR FUTURE SUCCESS.

     We rely on establishing and maintaining strategic relationships with high-traffic Web sites for a significant portion of the traffic on our Web site. For example, in the month of December 1998, approximately 44% of our traffic came to us from the Web sites to which we have licensed our EDGAR-based content. There is intense competition for placements on high traffic Web sites, and we may not be able to maintain our present contractual relationships or enter into any additional relationships on commercially reasonable terms, if at all. Even if we maintain our existing relationships or enter into new strategic relationships with other Web sites, they themselves may not continue to attract significant numbers of users. Therefore, our site may not continue to receive significant traffic or receive additional new users from these relationships. Since our advertising revenues, which form a significant component of our total revenues, depend to a great extent on the traffic to our Web site, our business could be adversely affected if we do not maintain our current, and establish additional, strategic relationships on commercially reasonable terms or if a significant number of our strategic relationships do not result in increased use of our Web site.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A DOWNTURN IN THE FINANCIAL SERVICES INDUSTRY.

     We are dependent upon the continued demand for the distribution of business and financial information over the Internet, making our business susceptible to a downturn in the financial services industry. For example, a decrease in the number of individuals investing their money in the equity markets could result in a decrease in the number of subscribers utilizing our Web site for real-time access to EDGAR filings. This downturn could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON DOUBLECLICK FOR ADVERTISING REVENUES.

     DoubleClick, Inc. has provided us with a full range of advertising services for the last two years. Historically, a limited number of customers, all represented by DoubleClick, have accounted for a significant percentage of our paid advertising revenues. For the twelve months ended December 31, 1998, our DoubleClick-related paid advertising revenue was 24% of our total 1998 revenues. Our existing agreement with DoubleClick can be canceled by either party on 90 days notice. In addition, this agreement does not prohibit DoubleClick from selling the same type of service that we currently receive from them to Web sites that compete with our site.

     We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues brought to us through our relationship with DoubleClick. DoubleClick's failure to enter into a sufficient number of advertising contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations. In addition, if DoubleClick were unable or unwilling to provide these advertising services to us in the future, we would be required to obtain them from another provider or perform them ourselves. We would likely lose significant advertising revenues while we are in the process of replacing DoubleClick's services.

WE FACE INTENSE COMPETITION FOR ADVERTISING REVENUES AND THE VIABILITY OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN.

     We compete with both traditional advertising media, such as print, radio and television, and other Web sites for a share of advertisers' total advertising budgets. If advertisers do not perceive the Internet to be an effective advertising medium, companies like ours will be unable to compete successfully with traditional media for advertising revenues. In addition, if we are unable to generate sufficient traffic on our Web site, we could potentially lose advertising revenues to other Web sites that generate higher user traffic. Because advertising sales make up a significant component of our revenues, either of these developments could have a significant adverse impact on our business, results of operations or financial condition.

WE MAY NOT BE ABLE TO CREATE AND DEVELOP AN EFFECTIVE DIRECT SALES FORCE.

     Until recently, we have not employed a sales force to sell our corporate services. We plan to create a direct sales force, whose task will be to market and sell our services to this market. Additionally, we expect to enter into co-marketing and sales arrangements with other vendors of Web-based business and financial information, with our sales executives managing these activities. This strategy involves a number of risks, including those relating to:

     - our ability to hire, retain and motivate an effective group of sales and sales support personnel;

     - the length of time it takes new sales personnel to generate sales; and

     - the competition we face from other companies in hiring and retaining sales personnel.

Because a significant component of our growth strategy relates to increasing our revenues from sales of our corporate services, our business would be adversely affected if we were unable to develop and maintain an effective sales force to market our services to this customer group.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH.

     We have experienced and are currently experiencing a period of significant growth. This growth has placed, and our anticipated future growth will continue to place, a significant strain on our technical, financial and managerial resources. As part of this growth, we may have to implement new operational and financial systems and procedures and controls to expand, train and manage our employees and to maintain close coordination among our technical, accounting, customer support, finance, marketing, and sales staffs. If we are unable to manage our growth effectively, our business will be adversely affected.

     Several members of our senior management joined us recently, including our President and Chief Operating Officer in March 1998 and both our Vice President of Corporate Sales and Chief Financial Officer in March 1999. These individuals, who are becoming integrated as a management team, have not previously worked together and may not be able to work together effectively to successfully manage our growth.

WE DEPEND ON KEY PERSONNEL.

     Our future success will depend to a significant extent on the continued services of our senior management and other key personnel, particularly Susan Strausberg, Chief Executive Officer, Marc Strausberg, Chairman and Chief Information Officer, Tom Vos, President and Chief Operating Officer and Greg Adams, Chief Financial Officer. The loss of the services of these, or certain other key employees, would likely have a material adverse effect on our business. We do not maintain "key person" life insurance for any of our personnel. Our future success will also depend on our continuing to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. See "Business" and "Management" for detailed information on our key personnel.

WE DEPEND ON THIRD PARTIES FOR IMPORTANT ASPECTS OF OUR BUSINESS OPERATIONS.

     We depend on third parties to develop and maintain the software and hardware we use to operate our Web site. iXL Enterprises, Inc., an Internet strategy consulting company, develops, maintains and upgrades our proprietary software, which includes those features which enable users to locate and retrieve data, as well as our database of EDGAR filings, Web-based customer interfaces and customer support and billing systems. While our contract with iXL is currently on a month-to-month basis, we are in negotiations with iXL to amend our agreement to provide for a more definitive term. If iXL were unable or unwilling to provide these services, we would need to find a suitable replacement. The failure to find a suitable replacement or to come to an agreement with an acceptable alternate provider on terms acceptable to us could materially adversely affect our business, results of operations and financial condition.

     We also have a hosting contract with Globix Corporation, a provider of Internet services, pursuant to which Globix operates and maintains the Web servers owned by us in their New York City data center. Our hosting contract with Globix expires in July 2003. If Globix were unable or unwilling to provide these services, we would have to find a suitable replacement. Our operations could be disrupted while we were in the process of finding a replacement for Globix and the failure to find a suitable replacement or to reach an agreement with an alternate provider on terms acceptable to us could materially adversely affect our business, results of operations and financial condition. See "Business -- Infrastructure, Operations and Technology."

WE FACE A RISK OF SYSTEM FAILURE.

     Our ability to provide EDGAR content on a real-time basis depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends on the efficient and uninterrupted operation of a third-party system provided by DoubleClick. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web site could result in reduced traffic, reduced revenue and harm to our reputation, brand and relations with advertisers.

     Our operations depend on Globix's ability to protect its and our systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. Although Globix provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours-per-day, seven days-per-week, Globix does not guarantee that our Internet access will be uninterrupted, error-free or secure. Any disruption in the Internet access to our Web site provided by Globix could materially adversely affect our business, results of operations and financial condition. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in the delivery of our services. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

THERE ARE RISKS OF INCREASED USERS STRAINING OUR SYSTEMS AND OTHER SYSTEM MALFUNCTIONS.

     In the past, our Web site has experienced significant increases in traffic when there have been important business or financial news stories and during the seasonal periods of peak SEC filing activity. In addition, the number of our users has continued to increase over time and we are seeking to further increase the size of our user base and the frequency with which they use our services. Therefore, our Web site must accommodate an increasingly high volume of traffic and deliver frequently updated information. Our Web site has in the past, and may in the future, experience slower response times or other problems for a variety of reasons. These strains on our system could cause customer dissatisfaction and could discourage visitors from becoming paying subscribers.

     We also depend on the Level I EDGAR feed we purchase in order to provide SEC filings on a real-time basis. Our Web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. These types of occurrences could cause users to perceive our Web site as not functioning properly and cause them to use other methods, including the SEC's Web site or those of our competitors, to obtain EDGAR-based information.

WE LICENSE THE TERM EDGAR FROM THE SEC AND DEPEND ON OTHER INTELLECTUAL
PROPERTY.

     Trademarks and other proprietary rights are important to our success and our competitive position. The SEC is the owner of a United States trademark registration covering the use of the term EDGAR. We have obtained a non-exclusive, royalty-free license from the SEC to use the term EDGAR in our trademarks, service marks and corporate name. This license is due to expire in September 2008. Since we have built significant brand recognition through the use of the term EDGAR in our service offerings, company name and Web site, our business, results of operations and financial condition could be adversely affected if we were to lose the right to use the term EDGAR in the conduct of our business.

     We seek to protect our trademarks and other proprietary rights by entering into confidentiality agreements with our employees, consultants and strategic partners, and attempting to control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, third parties may attempt to disclose, obtain or use our proprietary information. The precautions we take may not prevent this type of misappropriation. In addition, our proprietary rights may not be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

     Finally, third parties could claim that we have infringed their proprietary rights. Although we have not been subjected to litigation relating to these types of claims, such claims and any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. Even if we prevail, such litigation could be time-consuming and expensive, and could result in the diversion of our time and attention, any of which could materially adversely affect our business, results of operations and financial condition. Any claims or litigation could also result in limitations on our ability to use our trademarks and other intellectual property unless we enter into license or royalty agreements, which agreements may not be available on commercially reasonable terms, if at all.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional funds, however, to fund more rapid expansion, to develop new or enhance existing services, or to respond to competitive pressures. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by these financing limitations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a discussion of our working capital and capital expenditures.

WE FACE YEAR 2000 RISKS.

     Because our business is completely dependent on the ability of our customers to access our services through their computer systems and the Internet, any serious disruption of this computer infrastructure caused by the Year 2000 problem could have a material adverse effect on our business, financial condition and results of operations. A disruption of this type could result from problems experienced by our information providers, our information technology systems, such as our Web servers, or from external problems affecting the Internet and the methods our customers use to gain access to our services, such as Internet service providers and online service providers. Efforts to comply with Year 2000 requirements may disrupt or delay our ability to continue developing and marketing our services, or we may incur unexpected costs in connection with our Year 2000 compliance efforts. Any such Year 2000 related disruptions could have a material adverse effect on our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000" for information on our state of readiness, potential risks and contingency plans regarding the Year 2000 issue.

RISKS RELATED TO OUR INDUSTRY

WE ARE DEPENDENT ON THE CONTINUED GROWTH IN INTERNET USAGE.

     Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons such as:

     - the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

     - security and authentication concerns of users with respect to transmission over the Internet of confidential information, such as credit card numbers, and possible misappropriation of this confidential information by unauthorized computer users; and

     - privacy concerns of users, such as those related to the placement by Web sites of certain information on a user's hard drive without the user's knowledge or consent to gather user information.

WE ARE DEPENDENT ON THE INTERNET INFRASTRUCTURE.

     Our future success will depend, in significant part, upon the maintenance of the various components of the Internet infrastructure, such as a reliable backbone network with the necessary speed, data capacity and security, and the timely development of enabling products, such as high-speed modems, which provide reliable and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased user bandwidth requirements, we cannot be sure that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise, and such outages or delays could adversely affect our Web site and the Web sites of our co-branded partners, as well as the Internet service providers and online service providers our customers use to access our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. We cannot predict whether the infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium will be developed or maintained.

WE ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION AND OTHER LEGAL UNCERTAINTIES RELATING TO THE INTERNET.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, current laws and regulations may be applied and new laws and regulations may be adopted in the future that address issues such as user privacy, pricing, taxation and the characteristics and quality of products and services offered over the Internet. For example, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet, which could increase our expenses and discourage people from using the Internet to obtain business and financial information. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

WE FACE WEB SECURITY CONCERNS THAT COULD HINDER INTERNET COMMERCE.

     Any well-publicized compromise of Internet security could deter more people from using the Internet or from using it to conduct transactions that involve transmitting confidential information, such as stock trades or purchases of goods or services. Because a portion of our revenue is based on individuals using credit cards to purchase subscriptions over the Internet and a portion from advertisers who seek to encourage people to use the Internet to purchase goods or services, our business could be adversely affected by this type of development. We may also incur significant costs to protect against the threat of security breaches or to alleviate problems, including potential private and governmental legal actions, caused by such breaches.

WE COULD FACE LIABILITY AND OTHER COSTS RELATING TO OUR STORAGE AND USE OF PERSONAL INFORMATION ABOUT OUR USERS.

     Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user's consent. This policy statement is available to users of our subscription services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if these regulators chose to investigate our privacy practices.

WE MAY BE LIABLE FOR INFORMATION DISPLAYED ON OUR WEB SITE.

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement, violation of the securities laws or other claims relating to the information that we publish on our Web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites. Our general liability insurance may not cover these claims and may not be adequate to protect us against all liabilities that may be imposed.

RISKS RELATED TO THIS OFFERING

SALES OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Although substantially all our shareholders have agreed not to sell their shares during the 12-month period following the date of this prospectus without the consent of C.E. Unterberg, Towbin, sales of significant amounts of common stock in the public market after this offering, or the perception that such sales will occur, could materially adversely affect the market price of the common stock or our ability to raise capital through future offerings of equity securities. See "Shares Eligible for Future Sale."

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND OUR SHARES MAY EXPERIENCE EXTREME PRICE FLUCTUATIONS.

     Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market in our common stock or how liquid that market might become. The initial public offering price for the shares was determined through negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our common stock may decline below the initial public offering price.

     The stock market has experienced significant price and volume fluctuations, and the market prices for securities of technology companies have been highly volatile. The market prices of the securities of Internet-related companies in particular have experienced extreme fluctuations that are not necessarily related to the operating performance of the affected companies.

WE MAY MAKE INVESTMENTS OR ACQUISITIONS THAT ARE NOT SUCCESSFUL.

     In the future, we may make investments in or acquire complementary businesses, products, services or technologies. We have no experience in these activities. If we seek to make investments or acquisitions, we will be subject to the following risks:

     - We may not be able to identify suitable investment or acquisition candidates.

     - If we do identify suitable candidates, we may not be able to make investments or acquisitions on commercially acceptable terms.

     - If the purchase price for an acquisition consists of cash, we may need to use all or a portion of our available cash, including proceeds from this offering.

     - Acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     - We may not be able to successfully integrate the services, products and personnel of any acquired business into our operations.

     - We may not be able to retain key employees of the acquired companies or maintain good relations with their customers or suppliers.

     - We may be required to incur additional debt.

     - We may be required to issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

     - We may have to incur significant accounting charges, such as for goodwill or for acquired in-process research and development, which may adversely affect our results of operations.

INVESTORS IN THIS OFFERING WILL INCUR SUBSTANTIAL IMMEDIATE DILUTION.

     The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the common stock will be immediately after this offering. Therefore, if you purchase our common stock in
this offering, you will incur immediate dilution of approximately $          in
the net tangible book value per share of common stock from the price you paid for such common stock (based upon an assumed initial public offering price of
$     per share). See "Dilution." The exercise of outstanding options and warrants may result in further dilution.

THE INTERESTS OF OUR CONTROLLING STOCKHOLDERS COULD CONFLICT WITH THOSE OF OUR OTHER STOCKHOLDERS.

     The interests of our controlling stockholders could conflict with the interests of other EDGAR Online stockholders, including purchasers in this offering. Following completion of this offering, our directors and executive officers, together with our other principal stockholders, will own or control
approximately      % of our outstanding common stock. Accordingly, these
stockholders may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, amendments to our charter and bylaws and the approval of significant corporate transactions such as a merger or a sale of our assets. In addition, such controlling influence could have the effect of delaying, deferring or preventing a change in control of our company. See "Principal Stockholders."

WE HAVE BROAD DISCRETION IN THE APPLICATION OF PROCEEDS, WHICH MAY INCREASE THE RISK THAT THE PROCEEDS WILL NOT BE APPLIED EFFECTIVELY.

     We currently have no specific uses for a substantial portion of the net proceeds of this offering. Accordingly, investors in this offering will be relying on management's judgment with only limited information about our specific intentions regarding the use of proceeds. Our failure to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     Certain provisions of the Delaware General Corporation Law may delay, discourage or prevent a change in control. These provisions may discourage bids for our common stock at a premium over the market price and may adversely affect the market price and the voting and other rights of the holders of our common stock. In addition, our governing documents authorize the issuance of up to one million shares of preferred stock. Such preferred stock, which is issuable without stockholder approval, could grant its holders rights and powers that would tend to discourage changes in control.

                           FORWARD-LOOKING STATEMENTS

     Certain statements made or incorporated by reference in this prospectus are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about:

     - the competitiveness of the online business and financial information industry;

     - our strategies;

     - the future growth of the Internet as a communications and advertising medium;

     - the Year 2000 problem; and

     - other statements that are not historical facts.

     When used in this prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including:

     - changes in general economic and business conditions (including in the online business and financial information industry);

     - actions of our competitors;

     - the extent to which we are able to develop new services and markets for our services;

     - the time and expense involved in such development activities;

     - the level of demand and market acceptance of our services;

     - changes in our business strategies; and

     - other factors discussed above under this "Risk Factors" section as well as elsewhere in this prospectus.

                                USE OF PROCEEDS

     We estimate that the net proceeds we will receive from the sale of the
     shares of common stock offered by us will be $   million, after deducting
underwriting discounts and the estimated offering expenses payable by us and
assuming a public offering price of $     per share (the mid-point of the range
set forth on the cover page of this prospectus). We will not receive any proceeds from the sale of shares by our stockholders if the underwriters exercise their over-allotment option.

     We currently estimate that the use of the net proceeds of this offering will be as follows:

     - repayment of certain outstanding indebtedness consisting of approximately:

        - $625,000 owed to Bowne & Co., Inc., which indebtedness matures February 28, 2000 and has been accruing interest at the rate of 12% per annum;

        - $90,000 owed to Track Data Corporation, which has been accruing interest at 2% over the prime rate established by a financial institution (10.25% at December 31, 1998) per annum;

        - $644,000 owed to Susan Strausberg and Marc Strausberg for net deferred compensation; and

     - payment of $250,000 to VM Equity Partners, Inc. as a termination fee under a financial advisory agreement;

     - expansion of our sales and marketing efforts;

     - possible acquisitions of or investments in business, services and technologies that are complementary to those of ours; and

     - other general corporate purposes, including working capital.

     We have no current plans, agreements or commitments with respect to any such acquisitions or other investments, and we are not currently engaged in any negotiations with respect to any such transaction. Pending these uses, the net proceeds from this offering will be invested in short-term, investment grade debt instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our Board of Directors. In addition, we may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                                 CAPITALIZATION

     The following table sets forth the capitalization of EDGAR Online as of December 31, 1998:

     - on an actual basis;

     - on a pro forma basis to reflect (a) the conversion of a $1 million convertible debenture into 670,000 shares of common stock, (b) the exercise of warrants into an aggregate of 696,667 shares of common stock,
       (c) the sale of 240,000 shares of common stock in March 1999 and (d) the authorization of shares of preferred stock and the increase in the number of authorized shares of common stock; and

     - on a pro forma as adjusted basis to give effect to the sale of the shares of common stock in this offering, at an assumed
       initial public offering price of $     per share and after deducting
       underwriting discounts and the estimated offering expenses payable by us and the application of the estimated net proceeds from this offering. See "Use of Proceeds."

                                                         AS OF DECEMBER 31, 1998
                                                -----------------------------------------
                                                                               PRO FORMA
                                                  ACTUAL        PRO FORMA     AS ADJUSTED
                                                -----------    -----------    -----------
Long-term debt, less current portion..........  $ 1,414,410    $   500,000
                                                -----------    -----------    -----------
Stockholders' equity (deficit):
Preferred stock, $0.01 par value; 1,000,000
  authorized on a pro forma basis; no shares
  issued and outstanding on an actual, pro
  forma or pro forma as adjusted basis........           --             --             --
Common stock, $0.01 par value; 30,000,000
  shares authorized; 6,331,290 shares issued
  and outstanding on an actual basis;
  7,937,957 shares issued and outstanding on a
  pro forma basis; and           shares issued
  and outstanding on a pro forma as adjusted
  basis(1)....................................       63,313         79,380
Additional paid in capital....................    2,462,201      5,461,877
Accumulated deficit...........................   (4,746,460)    (4,823,478)
                                                -----------    -----------    -----------
          Total stockholders' equity
             (deficit)........................   (2,220,946)       717,779
                                                -----------    -----------    -----------
          Total capitalization................  $  (806,536)   $ 1,217,779
                                                ===========    ===========    ===========

-------------------------
(1) Excludes (a) 800,000 shares issuable upon the exercise of outstanding options under our 1996 Stock Option Plan with a weighted average exercise price of $2.36 per share, (b) 600,000 shares to be reserved for future issuance under our 1999 Stock Option Plan, (c) 100,000 shares to be reserved for future issuance under our 1999 Outside Directors Stock Option Plan, (d) 90,000 shares issuable upon the exercise of outstanding warrants with a
    weighted average exercise price of $2.10 per share and (e)    shares
    issuable upon exercise of warrants issued to the underwriters at an exercise price equal to 110% of the initial public offering price.

                                    DILUTION

     The pro forma net tangible book value of EDGAR Online as of December 31, 1998, was approximately $717,779, or approximately $0.09 per share of common stock. Pro forma net tangible book value per share represents the amount of EDGAR Online's total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to (a) the conversion of a $1 million convertible debenture into 670,000 shares of common stock, (b) the exercise of warrants into an aggregate of 696,667 shares of common stock and (c) the sale of 240,000 shares of common stock in March
1999. After giving effect to the sale of the           shares of common stock
offered by this prospectus at an assumed initial public offering price of $ per share, and after deducting underwriting discounts and the estimated offering expenses payable by us, the pro forma net tangible book value of EDGAR Online,
as of December 31, 1998, as adjusted, would have been approximately $     , or
$     per pro forma share of common stock. This represents an immediate increase
in net tangible book value of $     per share to existing stockholders and an
immediate dilution in net tangible book value of $     per share to new
investors purchasing shares of common stock in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............  $
  Pro forma net tangible book value per share at December
     31, 1998...............................................  $
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
Pro forma net tangible book value per share after
  offering..................................................
                                                              -----
Dilution per share to new investors.........................  $
                                                              =====

     The following table summarizes, on a pro forma basis, as of December 31, 1998, the differences between the number of shares of common stock purchased from EDGAR Online, the aggregate cash consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering:

                                      SHARES PURCHASED     TOTAL CONSIDERATION
                                     ------------------    --------------------    AVERAGE PRICE
                                      NUMBER    PERCENT     AMOUNT     PERCENT       PER SHARE
                                     --------   -------    ---------   --------    -------------
Existing stockholders..............                   %    $                 %         $
New investors......................                   %                      %
                                     --------    -----     --------     -----          -----
Total..............................              100.0%    $            100.0%
                                     ========    =====     ========     =====          =====

     If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to
          , or      % of the total number of shares of common stock to be
outstanding immediately after this offering, and the number of shares of common
stock held by new investors will be increased to           , or      % of the
total number of shares of common stock to be outstanding immediately after this offering. See "Principal Stockholders."

     The foregoing discussion and tables assume no exercise of options outstanding under our 1996 Stock Option Plan and 1999 Stock Option Plan, no issuance of shares reserved for future issuance under our 1996 Stock Option Plan, 1999 Stock Option Plan and 1999 Outside Directors Stock Option Plan and no exercise of outstanding warrants, other than the exercise of warrants into an aggregate of 696,667 shares of common stock as described above. As of December 31, 1998, on a pro forma basis, there were (a) 800,000 shares issuable upon the exercise of outstanding options under our 1996 Stock Option Plan with a weighted average of $2.36 per share, (b) 600,000 shares to be reserved for future issuance under our 1999 Stock Option Plan, (c) 100,000 shares to be reserved for future issuance under our 1999 Outside Directors Stock Option Plan and (d) 90,000 shares issuable upon the exercise of outstanding warrants with a weighted average of $2.10 per share. In
connection with this offering, an additional      shares will be issuable upon
exercise of warrants issued to the underwriters at an exercise price equal to 110% of the initial public offering price. See "Risk Factors -- Investors in this offering will incur substantial immediate dilution," "Management -- Stock Option Plans" and note 8, note 9 and note 13 of the notes to our financial statements contained elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA

     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the three-year period ended December 31, 1998, and for the period from November 1995 (inception) to December 31, 1995 are derived from our financial statements. The financial statements for, and as of the end of, each of the years in the three-year period ended December 31, 1998 have been audited by KPMG LLP, independent certified public accountants, and those financial statements and the report thereon are included elsewhere in this prospectus. The data set forth below should be read in connection with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                                       YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------
                                             1995        1996         1997          1998
                                          ----------   ---------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues................................  $       --   $ 169,822   $ 1,044,138   $ 2,003,117
Cost of revenues........................          --     226,514       883,203     1,046,329
                                          ----------   ---------   -----------   -----------
Gross profit............................          --     (56,692)      160,935       956,788
Operating expenses:
Selling, general and administrative.....     191,234     663,750     1,193,014     1,615,122
Advertising costs.......................          --      42,614       167,009       297,599
Stock compensation expense..............          --          --            --     1,133,000
                                          ----------   ---------   -----------   -----------
Loss from operations....................    (191,234)   (763,056)   (1,199,088)   (2,088,933)
Interest expense and other, net.........          --      72,547       298,561       132,291
                                          ----------   ---------   -----------   -----------
Loss before income taxes................    (191,234)   (835,603)   (1,497,649)   (2,221,224)
Income tax expense......................          --         250           250           250
                                          ----------   ---------   -----------   -----------
Net loss................................  $ (191,234)  $(835,853)  $(1,497,899)  $(2,221,474)
                                          ==========   =========   ===========   ===========
Basic and diluted net loss per
  share(1)..............................  $    (0.05)  $   (0.19)  $     (0.26)  $     (0.36)
                                          ==========   =========   ===========   ===========
Basic and diluted weighted average
  shares outstanding(1).................   4,000,000   4,302,466     5,655,151     6,129,116
                                          ==========   =========   ===========   ===========
Pro forma net loss per share............                                         $     (0.34)
                                                                                 ===========
Pro forma weighted average shares
  outstanding...........................                                           6,408,283
                                                                                 ===========

                                                              DECEMBER 31,
                                            ------------------------------------------------
                                              1995       1996         1997          1998
                                            --------   ---------   -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.................  $     --   $  17,086   $    16,809   $   148,380
Working capital (deficit).................  $ (8,735)  $(481,091)  $(1,339,280)  $  (440,754)
Total assets..............................  $ 41,751   $ 200,368   $   366,254   $   784,943
Total stockholders' equity (deficit)......  $(51,984)  $(356,837)  $(1,588,811)  $(2,220,946)

------------------------
(1) Diluted loss per share has not been presented separately, as the outstanding stock options, warrants and convertible debenture are anti-dilutive for each of the periods presented. Anti-dilutive potential common shares outstanding were 0, 1,489,099, 829,545 and 653,400 for the periods ended December 31, 1995, 1996, 1997 and 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     EDGAR Online is a leading Internet provider of business, financial and competitive information contained in corporate filings made by U.S. public companies with the SEC. We were founded in November 1995 as Cybernet Data Systems, Inc. In January 1999, we changed our corporate name to EDGAR Online, Inc.

     We had no revenue in 1995. Our primary activities in 1995 related to beginning development of our proprietary systems. In January 1996, we launched our Web site and began selling our subscription services and establishing contractual relationships with large Web portal and business and financial information sites to supply EDGAR content for display on these sites. We started selling advertising banners and sponsorships on our site in February 1997. We have a limited operating history and are still in the early stages of development.

     We derive revenues from three primary sources: individual subscriptions, corporate contracts and advertising. Revenue from individual subscriptions and corporate contracts is deferred and recognized as income over the subscription period. Revenue from advertising is recognized as the services are provided. Individual subscriptions are typically billed in advance to subscribers' credit cards and are collected, net of credit card transaction fees deducted by the credit card processing institution, within one week of the sale. Services related to corporate contracts are typically billed quarterly in advance. Advertising revenue is paid to us by DoubleClick, net of advertising commission fees, in the month following the month in which the revenue is earned.

     In addition, a portion of our revenues is derived from barter transactions. Barter advertising revenue is a non-cash item and relates to advertising placed on our Web site by other Internet companies in exchange for our advertising placed on their Web sites. Barter advertising revenue is recorded in the month that banners are exchanged. The amount of barter advertising revenue and expense is recorded at the lower of the estimated fair value of advertising provided or received and is expected to become a smaller percentage of revenue in the future. Other barter revenue is also non-cash and relates to corporate contract sales for which we received computer equipment or other non-cash consideration for services provided. The amount of such revenues are recorded at the fair market value of the equipment or services received or services provided, whichever is more objectively determinable. Barter expenses reflect the expense offset to barter revenue.

     We intend to increase our operating expenses to fund increased marketing and advertising, to enhance our Web site and to continue to establish relationships critical to our success.

RESULTS OF OPERATIONS

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                   --------------------
                                                   1996    1997    1998
                                                   ----    ----    ----
Revenues.........................................   100%    100%    100%
Cost of revenues.................................   133%     85%     52%
                                                   ----    ----    ----
Gross profit.....................................   (33)%    15%     48%
Operating expenses...............................   416%    130%    152%
                                                   ----    ----    ----
Loss from operations.............................  (449)%  (115)%  (104)%
                                                   ====    ====    ====

     Revenues. Revenues were $169,822 in 1996, with individual subscription revenues representing $99,661, or 59%, of total revenues and corporate contract revenues representing $70,161, or 41%, of total revenues. There were no advertising or barter revenues in 1996. Revenues increased 515% to $1,044,138 in 1997, due to a $352,278, or 353%, increase in individual subscription revenues, a $148,686, or 212%, increase in corporate contract revenues and the addition of $166,671 in advertising revenues and $206,681 in barter advertising revenues. The increase in revenue in 1997 was primarily attributable to increased visibility of our Web services and the addition of advertising to our Web site. Revenues increased 92% in 1998 to $2,003,117. This increase was attributable to a $442,912, or 98%, increase in individual subscriptions, a $74,057, or 34%, increase in corporate contract revenues, a $306,251, or 184%, increase in advertising revenues, a $56,759, or 27%, increase in barter advertising revenues and the addition of $79,000 in other barter revenues. These increases were primarily due to increased marketing efforts, an expanded customer base and additional content syndication agreements with Web portal and financial sites, which led to increased traffic on our Web site and increased advertising revenues.

     Cost of Revenues. Cost of revenues consists primarily of fees paid to acquire the Level I EDGAR data feed from the SEC, Web site development and maintenance charges and the costs associated with our computer equipment and communications lines used in conjunction with our Web site. In addition, for each period, a barter advertising expense is recorded equal to the barter advertising revenue for that period. Total cost of revenues was $226,514 in 1996, $883,203 in 1997 and $1,046,329 in 1998. The cost of revenue in 1996 was impacted by certain start-up costs of developing the proprietary software used to operate our Web site, all of which were expensed. Cost of revenues in 1997 increased as a result of increased software development costs as compared to 1996. In 1998, cost of revenues increased as a result of both increased purchases of computer and communications services needed to handle increased traffic, and development of Version 2.0 of the EDGAR Online Web site, which was introduced in the fall of 1998. Gross margins related to the sale of our services were (33%) in 1996, 15% in 1997 and 48% in 1998.

     Operating Expenses. Operating expenses consist primarily of personnel expenses, advertising and promotion expenses, depreciation and amortization and general corporate expenses. Operating expenses increased $653,659, or 93%, from $706,364 in 1996 to $1,360,023 in 1997 and increased $1,685,698, or 124%, to
$3,045,721 in 1998. As a percentage of revenues, operating expenses decreased from 416% in 1996 to 130% in 1997 and increased to 152% in 1998 as a result of non-cash stock compensation expense in 1998 of $1,133,000. Absent this charge, operating expenses would have decreased to 95% of revenues for 1998. The dollar increase in operating expenses is a function of (1) addition of company personnel, (2) higher advertising commissions due to increased advertising volume, (3) increased depreciation of infrastructure and
(4) a non-cash charge of $1,133,000 associated with the issuance of employee stock options.

SELECTED QUARTERLY REVENUE RESULTS

     The following table sets forth unaudited revenue results for each of our last eight fiscal quarters. In the opinion of our management, this unaudited quarterly information has been prepared on a basis consistent with our audited consolidated financial statements and includes all adjustments (consisting of normal and recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly revenue results are not necessarily indicative of future quarterly patterns or revenue results. This information should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                                THREE MONTHS ENDED
                              ---------------------------------------------------------------------------------------
                              MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                1997       1997       1997        1997       1998       1998       1998        1998
                              --------   --------   ---------   --------   --------   --------   ---------   --------
REVENUE SOURCES:
Individual subscriptions....  $ 68,219   $ 89,963   $142,691    $151,066   $184,245   $216,017   $245,963    $248,626
Corporate contracts.........    37,633     60,293     54,300      66,621     24,972     74,436     77,171     116,325
Advertising.................    26,360     43,003     33,421      63,887     80,118    122,133    118,932     151,739
Barter advertising..........         0     62,141     43,020     101,520     82,627     66,652     50,224      63,937
Other barter................         0          0          0           0     12,500     18,750     18,750      29,000
                              --------   --------   --------    --------   --------   --------   --------    --------
         Total..............  $132,212   $255,400   $273,432    $383,094   $384,462   $497,988   $511,040    $609,627
                              ========   ========   ========    ========   ========   ========   ========    ========

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations with cash generated from operations and by obtaining capital contributions from individual private investors and corporations. We believe that our existing capital resources, together with cash generated from operations and the proceeds of this offering, will enable us to maintain our operations for at least 12 months from the date of this prospectus. During 1995 and the first half of 1996, we received $125,250 worth of services from various vendors in exchange for warrants to purchase shares of our common stock at an exercise price of $0.05 per share. In the third quarter of 1996, Bowne & Co., Inc. invested $462,500 by purchasing shares of our common stock. In 1997, we received $15,925 from the exercise of previously issued warrants.

     Beginning in 1997, Bowne has made a series of loans to us totaling $500,000. These loans carry an interest rate of 12% per annum. The proceeds of the loans were used for working capital and general corporate purposes. We intend to repay the principal and accrued interest on the loans with a portion of the proceeds of this offering. In July 1998, we received $1,000,000 in gross proceeds from the sale of a convertible debenture with detachable warrants to
Globix Corporation. In             , 1999, Globix converted this debenture into
670,000 shares of our common stock and exercised its warrant to purchase an additional 666,667 shares of our common stock. See "Use of Proceeds," "Principal Stockholders" and "Certain Transactions." In connection with the sale of the debenture and warrants to, and the exercise of the warrants by, Globix, we paid, or agreed to pay, VM Equity Partners a cash fee of $100,000 and issued to VM Equity Partners warrants to purchase an aggregate of 66,833 shares of common stock at an exercise price of $1.50 per share.

     In 1998, we received gross proceeds of $155,000 from the sale of our common stock, for which we paid, or agreed to pay, VM Equity Partners a cash fee of $7,750 and issued to VM Equity Partners warrants to purchase 5,167 shares of common stock at an exercise price of $1.50 per share. In 1998, we also received $50,001 from the exercise of previously issued warrants. Also in

1998, we satisfied $125,000 of accounts payable with the issuance of common stock. In March 1999, we received $1,080,000 in gross proceeds from the sale of 240,000 shares of common stock. As compensation for the placement of 120,000 of these shares, we agreed to pay VM Equity Partners a cash fee of $27,000 and issued to VM Equity Partners warrants to purchase 6,000 shares of common stock at an exercise price of $4.50 per share. As compensation for the placement of the remaining 120,000 shares, we issued to C.E. Unterberg, Towbin warrants to purchase 12,000 shares of common stock at an exercise price of $4.50 per share. Under a separate financial advisory agreement, we have agreed to pay VM Equity Partners a termination fee of $250,000 upon completion of this offering. See "Use of Proceeds." In addition, we received an aggregate of $1,015,000 in gross
proceeds in connection with the exercise of warrants in              , 1999.

     Net cash used in operating activities was $341,035, $317,070 and $867,645 for the years ended December 31, 1996, 1997 and 1998, respectively. We have financed these activities through private debt placements and equity investments as described above.

     Capital expenditures, primarily for computers, office and communications equipment, totaled $112,312, $224,132 and $78,127 for the years ended December 31, 1996, 1997 and 1998, respectively. The purchases were required to support our expansion and increased infrastructure.

     In January 1996, we entered into five-year employment agreements with our two founders to serve as Co-Chief Executive Officer and President, respectively. In March 1999, Mr. Strausberg resigned as President and currently serves as the Chairman of the Board of Directors and Chief Information Officer. The employment contracts provide for our Chief Executive Officer and Chairman to each receive a base salary of $150,000 per year. During the years 1996 and 1997, both officers agreed to defer their entire salaries. In 1998, both officers received partial salaries totaling $57,211 each. Such salaries began to be paid on a current basis in January 1999. See "Use of Proceeds," "Management," "Certain Transactions" and note 7 of the notes to our financial statements contained elsewhere in this prospectus.

IMPACT OF THE YEAR 2000

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. We have begun to assess the Year 2000 readiness of our information technology ("IT") systems, including the hardware and software that we utilize in connection with managing our Web sites and providing our value-added services to customers, and our non-IT systems. Our Year 2000 assessment plan consists of the following:

     - quality assurance testing of our proprietary software developed by iXL;

     - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our services over the Internet;

     - contacting providers of material non-IT systems; and

     - assessment of repair or replacement requirements.

     iXL has advised us that our proprietary software has been designed to be Year 2000 compliant and iXL is in the process of performing on our behalf Year 2000 compliance simulations on our proprietary software to test system readiness. This testing is scheduled to be completed by

June 1, 1999. Based on the results of these Year 2000 simulation tests, we intend to revise the code of our proprietary software as necessary to improve its Year 2000 compliance. We have been informed by many of the vendors of material hardware and software components of our IT systems, including Globix and TRW (which acts under contract as the SEC's dissemination agent for the EDGAR system and from which we purchase our Level I EDGAR feed), that the products used by them to provide services to us are currently Year 2000 compliant. We are in the process of attempting to obtain from other vendors of our material hardware and software components of our IT systems assurances of their Year 2000 compliance. We plan to complete this vendor process during the summer of 1999. We are currently assessing the materiality of our non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted and have responded, we will not be able to completely evaluate whether our IT systems or non-IT systems will need to be revised or replaced.

     Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, we do not possess the information necessary to estimate the potential costs of revisions to our proprietary software, should such revisions be required, or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although we do not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

     Risks. We are not currently aware of any Year 2000 compliance problems relating to our proprietary software or our IT or non-IT systems that would have a material adverse effect on our business, results of operations and financial condition, notwithstanding our efforts to detect and correct such problems. There can be no assurance that we will not discover Year 2000 compliance problems in our proprietary software that will require substantial revisions or replacements. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material IT and material non-IT systems will not need to be revised or replaced, which could be time consuming and expensive. Our failure to fix, if necessary, our proprietary software or to fix or replace, if necessary, third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our proprietary software and our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could prevent us from operating our Web site.

     Contingency Plan. While, as discussed above, we are engaged in an ongoing Year 2000 assessment, we have not developed any contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We do not believe that the adoption of SOP 98-1 will have a material impact on our results of operations or financial position.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect us as we currently do not have any significant derivative instruments or hedging activities.

                                    BUSINESS

THE COMPANY

     EDGAR Online, Inc. is a leading Internet provider of business, financial and competitive information contained in corporate filings made by public companies with the SEC. Our services are designed to satisfy the demands of individuals and businesses for timely and cost-effective access to the filings of the more than 15,000 U.S. public companies. These services include a variety of search and navigation tools, personalization features and e-mail and Web-based alerts. We obtain corporate filings from the SEC's EDGAR (Electronic Data Gathering, Analysis and Retrieval) database on a non-exclusive, real-time basis. With our proprietary software, we enhance these filings by organizing and processing them into an easily accessible and searchable format. We then use these enhanced SEC filings as the basis for our value-added services, which we offer on our EDGAR Online Web site, located at http://www.edgar-online.com.

     We derive revenues from the following three primary sources:

     - monthly fees from individual subscribers to our Web site;

     - fees generated from corporate customers for (1) group subscriptions to our Web site, (2) information customized for their particular needs and
       (3) delivery of their SEC filings for display on their corporate Web sites; and

     - advertising revenues derived from sales of banners and sponsorship buttons on our site.

     In order to build brand awareness, increase traffic and create a large pool of potential subscribers, we aggressively promote our site and provide a portion of our content for free. We have also established a significant number of strategic distribution relationships. We currently supply EDGAR content to more than 60 widely used Web sites including Yahoo!, Infoseek's GO Network, CNET's SNAP, Go2Net, PointCast, Infospace, CBS MarketWatch, SmartMoney.com, Multex, Hoover's, Quote.com, Business Wire, Big Charts, Raging Bull and Track Data.

INDUSTRY BACKGROUND AND OPPORTUNITY

     Today's business environment is characterized by a rapidly growing demand for fast and easy access to corporate and financial information. SEC filings, such as prospectuses and annual and quarterly reports, are a primary source of this information. The SEC began to require electronic filings in 1994 and, since May 1996, all reporting U.S. public companies have been required to make their SEC filings in an electronic format through the EDGAR system. The SEC established this system to perform automated collection and acceptance of submissions by companies and others who are required to file disclosure documents with the SEC. Prior to the introduction of the EDGAR system, SEC filings were only available on a delayed basis in costly paper or CD-ROM format from a limited number of document providers or SEC public reference rooms.

     As a result of the rapid growth of the Internet, corporate and financial information can now be delivered in a more efficient and less expensive manner. Individuals and institutions are increasingly using the Internet as a source of valuable business intelligence. According to Simba Information, revenues from the sale of business information delivered online in the U.S. are projected to grow from approximately $27 billion in 1998 to approximately $40 billion in 2002. Industry sources report that paid online subscriptions for business and professional information grew almost 27% in 1997 to 3.3 million subscribers and increased 33% in the first half of 1998 to an estimated 4.4 million subscribers. Growth in this market is expected to continue as more people gain access to and increasingly rely on the Internet as their primary source of business information.

In addition, the growth of online investing has created a population of individuals who are making their own investment decisions rather than relying on traditional brokers and delayed sources of information. According to International Data Corporation, the number of online brokerage accounts in the United States is expected to grow from 3.5 million at the end of 1997 to 24 million at the end of 2002. We believe these trends indicate that an increasing number of people will use the Internet as a tool to obtain the information contained in SEC filings.

     The Internet has also emerged as an attractive medium for advertisers. Forrester Research estimates that total Internet advertising expenditures will grow from an estimated $1 billion in 1998 to over $8 billion by 2002. Internet advertising is expanding to include not only technology and Internet-related companies, but also traditional advertisers, such as consumer product companies, airlines, financial services companies and automobile manufacturers.

     The availability of SEC filings in an electronic format, together with the distributive power of the Internet, has created a significant opportunity to deliver this information in ways that previously had not been possible. In addition, newly evolving technologies make it possible to locate and retrieve selected information from electronic databases, such as the EDGAR database, in a real-time and cost-effective manner. We believe that as the demand for U.S. corporate and financial information grows, we are poised to become the leading Internet distributor of business and financial information based on EDGAR filings.

THE EDGAR ONLINE SOLUTION

     Having recognized the possibility of combining EDGAR data, the Internet and new data-mining technologies to serve the market for real-time information about U.S. public companies, in 1996 we launched the first commercial Web site that made information derived from EDGAR filings available on a real-time basis. Our Web site provides EDGAR filings and real-time business news, e-mail and Web-based alerts based upon these filings. Our proprietary software enhances EDGAR filings by organizing and processing them into user-friendly formats. We also provide users with multiple navigation and search features that allow them to efficiently retrieve the specific information they seek. For the last three years, we have been at the forefront in integrating EDGAR-based information into high traffic business and financial information Web sites. We believe that EDGAR-based information is now an integral part of the mix of business and financial information available on these types of Web sites.

     We seek to capture the fast-growing market of individual users of business and financial information by offering low cost, value-added services to our paying subscribers. We also offer basic free content that encourages repetitive usage by visitors to our Web site and customize our services to meet the particular needs of our corporate and institutional customers.

STRATEGY

     Our goal is to create the preeminent brand for EDGAR-based business and financial information on the Internet. We aim to meet the increasing market demand for real-time, value-added business, financial and competitive information by providing our users with sophisticated methods of mining data contained in EDGAR filings. Our objective is to establish EDGAR Online as the most reliable and trusted source of company information for individual investors and businesses. We are aggressively seeking to increase the number of our corporate customers. We also aim to further develop a community of loyal individual users in order to build our subscription base and attract advertisers. Key elements of our strategy are described below.

     STRENGTHEN BRAND RECOGNITION

     We believe that strengthening brand recognition of our EDGAR Online Web site helps us to attract additional traffic, subscribers, strategic distribution partners and advertisers. Our EDGAR Online name and logo, the advertising and promotion we receive from our co-branded partners and our plans for significantly increased marketing activities will continue to raise visibility and cultivate our brand identity. We intend to continue to pursue distribution relationships with high-traffic Web sites to expose our brand name and drive additional traffic to our Web site. We will also seek to increase traffic to our Web site with a national brand building campaign in traditional and online media.

     AGGRESSIVELY INCREASE SUBSCRIBER BASE AND SUBSCRIPTION REVENUES

     We will use a portion of the proceeds of this offering to develop an aggressive sales and marketing campaign to increase the number of individual subscribers to our site. This campaign will use direct mail and trial offers to market our value-added premium services to our existing base of more than 100,000 registered users. We will also promote our services to the more than 900,000 individuals who access our Web site each month through our strategic distribution network. In addition, our marketing efforts will focus on increasing the number of group subscriptions we sell to businesses and on further developing our custom-tailored business applications.

     INCREASE ADVERTISING REVENUES

     We believe our Web site attracts users who, as a group, are more affluent and better educated than those of many other Web sites and therefore represents an attractive medium for companies that advertise over the Internet. In December 1998, more than 200 separate advertisers placed banners on our site as part of the DoubleClick network. In order to attract new users and retain a loyal audience that appeals to a broad range of advertisers and business partners, we are investing in content, improving and expanding the functionality of our Web site and engaging in increased advertising and promotional programs. We believe that this strategy will attract new subscribers and advertisers to our Web site. Advertising sales are also directly tied to the number of page views that are available on a monthly basis. In the twelve month period from January to December 1998, our salable page views doubled to approximately 8 million.

     PURSUE ADDITIONAL REVENUE STREAMS BY INTRODUCING NEW SERVICES

     We believe we have significant opportunities to capitalize on our audience and content offerings to create multiple revenue streams for future growth. We have sophisticated search technology under development to further mine the data in EDGAR filings and plan to market tailored products to specific niche users of this type of information. We are also developing product offerings designed to help businesses and individuals make selected SEC filings over the Internet, such as Schedules 13D and 13G which are used to report beneficial ownership interests in public companies.

EDGAR ONLINE WEB SITE

     Our Web site, located at http://www.edgar-online.com, is a leading Internet source for SEC filings. We believe that we are one of the most heavily trafficked commercial sources of EDGAR information on the Internet. For the past two years, Barron's has rated our EDGAR Online site as one of the top 20 investment Web sites.

     All filings made through the EDGAR system since 1994 may be obtained through our Web site. Individual users who wish to access our full range of services pay a monthly fee starting at $9.95. Individual subscribers who access more than 25 real-time filings per month are charged additional fees. Our highest standard subscription rate of $99.95 per month entitles a user to unlimited access to real-time filings. Selected services are also available to non-paying registered users of our Web site.

     Our EDGAR Online Web site, which is password protected and requires registration for access, is displayed through a graphical interface that provides easy navigation for the user. Our Web site is regularly updated from a functionality standpoint to meet the specific needs of our users. The main areas into which the content is organized are described below. Our paying subscribers have access to all of these services and to EDGAR filings on a real-time basis.

     Today's SEC Filings is an up-to-the-minute list of new EDGAR filings received by the SEC. This information can be sorted by company name, form type or time filed. Each entry also provides a brief description of the filing. The Today's SEC Filings list can be accessed by non-paying visitors as well as by paying subscribers, but the filings themselves cannot be downloaded by non-paying visitors until one full business day after they are submitted to the SEC. The Today's SEC Filings page also displays a list of Form 144 filings, which is a non-EDGAR form that sellers of restricted securities are required to file with the SEC to give notice of a proposed sale of these types of securities. These filings are provided for subscribers as an additional value-added service at a premium cost.

     Full Search allows users to combine multiple criteria to search EDGAR filings on a very general basis or an extremely detailed basis. Users can search by company name, ticker symbol, central index key (CIK) code, industry or sector, city, state, SEC form type and filing date or filing date range. We also offer pre-packaged search protocols that allow searching for annual reports (Form 10-K), latest quarterly reports (Form 10-Q), latest proxy filings (Schedule 14A), insider transactions (Schedules 13D, 13G, Forms 3, 4 and 5) and Form 144 (Notice of Proposed Sale of Securities Pursuant to Rule 144) filings.

     Document Display: Users are provided the option of viewing filings in the following formats:

        - HTML (Hypertext Markup Language): This format treats the document as one page. It downloads quickly, but is not the optimal format for output or printing. The document is displayed with the table of contents appearing on the left side of a user's computer screen with navigation links to the relevant sections including financial tables.

        - RTF (Rich Text Format): Paying subscribers can select RTF to download the document into Word(R) or WordPerfect(R). Enhanced formatting allows the user to output specific pages, search for keywords and print filings suitable for presentation.

        - XLS (Excel(R) Spreadsheet Format): Users have the option of extracting balance sheet, income statement and cash flow statements directly into spreadsheet applications and financial models. This extraction feature allows the user to quickly compare financial statement data across multiple companies or industries.

     EDGAR Online People allows users to search the EDGAR database for information about individuals named in SEC filings. A user can either look for occurrences of a specific person across all filings or can retrieve a table listing all people appearing in the filings for a specific company. To obtain more information about an individual, such as compensation, stock option grants or employment agreements, the user clicks on the filing and is brought directly to the relevant sections of the filing, where each occurrence of the individual's name is highlighted.

     EDGAR Online Personal allows users to store their queries and sends alerts immediately when new filings come in that match the user's search criteria. With EDGAR Online Personal, a customized portfolio of companies, industries and regions may be created. A portfolio can include specific companies, form types or combinations such as "All Form S-1 filings by technology sector companies in California."

     EDGAR Online IPO Express displays new public offerings as they are filed, priced, postponed or withdrawn and provides daily and weekly summaries of all companies filing IPO prospectuses with the SEC. Users can quickly and easily access key sections of the prospectus, including competition, risk factors, management and financial data, as well as key details such as underwriters and ticker symbols.

     Special Extracted Information: Our services also allow subscribers to directly extract popular sections of filings:

        - Glimpse extracts and retrieves the Management's Discussion and Analysis section of Forms 10-K and 10-Q. Many of our co-branded partners choose to display this extracted information with the other financial information appearing on their Web sites.

        - FDS (Financial Data Schedule) extracts the financial data schedule from filings and formats it into table or spreadsheet form.

     Supporting company data is also available on our Web site, including:

        - Stock Quotes: 20 minute delayed stock quotes from PC Quote;

        - Charts: including interactive charts, quotes, reports and indicators on over 50,000 stocks, mutual funds and market indexes from Big Charts; and

        - News and Research Resources: from sources such as Hoover's, Zacks, Multex and News Alert.

CORPORATE SERVICES

     We have entered into a number of, and are aggressively pursuing, additional corporate contract sales to supply data for use on corporate intranets, extranets and Web sites.

     CORPORATE INTRANETS AND EXTRANETS

     We provide EDGAR content to corporate customers such as American Express, Bowne & Co., Inc. and Merrill Lynch for their internal use, including on their intranets and extranets. Each of these customers receives a tailored application for their internal use at a price based on content, degree of customization and the number of users. These corporate customers are willing to pay a premium for having the content of SEC filings processed and delivered to them in ways that best meet their internal needs. These services include real-time delivery of selected types of filings or specific elements of filings that contain information such as changes in shareholders' ownership used in targeting investors or company information used as sales leads. In addition, we offer bulk sales of subscriptions to our Web site services to firms for use by their employees.

     SUBSCRIPTION WEB SITES

     We deliver EDGAR content to other subscription Web sites, such as Hoovers.com, Quote.com and Multex, that bundle our content into their service offerings to the business and investment community. These Web sites either integrate our services into their comprehensive offerings, or they offer our services as higher cost options.

     CORPORATE WEB SITES

     We provide data to corporate Web sites including Advanced Micro Devices, Compaq, Globix, Intel, Mutual of New York and Worldcom. These companies use the information supplied by us as part of the investor relations sections of their Web sites.

FUTURE SERVICE OFFERINGS

     Given the proliferation of business information, we believe that our customers need greater functionality in searching for the specific business information that is important to them. Recognizing this need, we intend to introduce later this year a new service offering to our paying subscribers that will involve the use of a key word search engine. By entering a single word or a series of words into a query box, users will be able to search through a database of the last two years of EDGAR filings. For example, entering the words "advertising" and "Yahoo" would bring the user to the sections of Yahoo!'s SEC filings which discuss Yahoo!'s advertising revenues.

     We also intend to introduce later this year a new service offering that will enable users to use natural language to search IPO filings for concepts, rather than searching for specific key words. This new service offering would utilize the DR-LINK(R) natural language search engine which we currently license on a non-exclusive basis from Manning & Napier Information Services. A user would enter a complex natural language description of his search, such as "I am looking for an Internet business incorporated in Delaware that generates subscription revenues." The program will then search the full text of over 4,000 IPO registration statements filed through the EDGAR system since 1996. The search results will be ranked by relevance and keyed to the section of the document that contains the relevant information. Users will have the option of receiving e-mail alerts when future occurrences of the same criteria appear in subsequent IPO filings. We anticipate that this premium priced service will be attractive to venture capital and investment firms, business plan writers, securities analysts, attorneys, accountants and others needing an efficient method of performing comparative company analyses.

KEY DISTRIBUTION RELATIONSHIPS

     We have entered into a number of, and are aggressively pursuing additional, distribution relationships to enhance our brand recognition and audience reach. We provide EDGAR content to these partners in order to build traffic to our Web site. Currently, approximately 44% of our traffic stems from these relationships. We have more than 60 of these distribution relationships, including the following:

     PORTAL OR SEARCH ENGINE WEB SITES

     We provide selected EDGAR content to portal and search engine sites including Yahoo!, Infoseek's GO Network, CNET's SNAP, Go2Net and Infospace. For example, we provide the Yahoo! Finance Web site with headline information about SEC filings and the extracted Management's Discussion and Analysis section of Forms 10-K and 10-Q on a real-time basis. We deliver selected free information for display on other Web sites, such as Infoseek's GO Network and Infospace. We also support co-branded pages, which provide links to our Web site where we have the opportunity to sell subscriptions. Our agreements with these entities provide that in return for supplying EDGAR content to these co-branded partners, we retain advertising revenues generated on our site.

     NEWS, FINANCIAL INFORMATION AND INVESTMENT SITES

     We provide selected EDGAR content to news, financial information and investing sites such as CBS MarketWatch, SmartMoney.com, Multex, PointCast, Hoover's, Quote.com, Track Data, Business Wire, Big Charts and Raging Bull. We provide Multex, Hoover's, Quote.com and Track Data with a digital feed of real-time header information from all EDGAR filings. These Web sites offer this information to their paying subscribers who can download real-time and historical full-text filings from our Web site. We support co-branded links to CBS MarketWatch, Hoover's, SmartMoney.com, Business Wire and Raging Bull.

     LINKS FROM THOUSANDS OF WEB SITES WORLDWIDE

     The open architecture of the Internet allows Web sites to link without permission to Web pages they believe will benefit their users. We estimate that more than 2,000 different Web sites provide links to our Web site, thereby generating extensive traffic to our site and increasing our brand awareness.

CUSTOMERS AND ADVERTISERS

     We have a diversified base of individual subscribers, corporate customers and advertisers. We believe that this customer and advertiser base will grow significantly and become further diversified as we implement our sales and marketing plan and increase the range of our service offerings.

     INDIVIDUAL SUBSCRIBERS

     As of December 31, 1998, EDGAR Online had over 100,000 registered users, of which over 6,000 were paying subscribers. Based on information from @plan., Inc., an Internet-focused market research provider, we believe our individual users represent a demographic group characterized by levels of education and personal income that are well above the average profile of an Internet user. According to the registration data we collect, these individuals are typically executives, research analysts, bankers, journalists, attorneys, accountants, sales representatives, recruiters or business development and marketing professionals. We provide them with cost-effective and flexible tools to obtain information about companies' financial performance, competitive position, strategic plans, products and industries, expenditure plans, management changes, shareholder changes, capital raising and other information reported in SEC filings.

     CORPORATE CUSTOMERS

     As of December 31, 1998, we had 70 corporate customers representing a broad range of industry sectors. These corporate customers include American Express, Merrill Lynch and Intel. We believe that our corporate contract services are attractive to professional firms and large corporations who can benefit from using our services to generate valuable business, financial and competitive information that can help them conduct their businesses more effectively.

     ADVERTISERS

     We sell advertising through DoubleClick, an Internet advertising services provider, to over 200 companies. Our advertisers represent a broad cross section of industries that are attracted by the subject matter of our Web site and by the demographics of the users of our Web site. These advertisers include companies such as Datek Online Brokerage Services, Fidelity Investments, Korn Ferry, GTE, Nortel Power and IBM.

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

MARKETING AND SALES

     Historically, we have focused our business on building strategic relationships with major portal, search engine and financially-oriented Web sites to build our brand recognition. These co-branded relationships and our well-known presence on the Internet have allowed us to attract individual subscribers and corporate customers. We plan to use a portion of the proceeds of this offering to aggressively expand our sales and marketing efforts.

     We seek to:

     - attract more individual online users to our services and convert visitors into paying subscribers;

     - increase corporate sales;

     - strengthen brand awareness through a variety of advertising, marketing and promotional programs;

     - expand marketing efforts to public companies that display SEC filings on their Web sites; and

     - increase our advertising revenues by increasing traffic to our Web site and continuing to provide our advertisers with a growing, demographically desirable audience.

     We believe that corporate customers will represent an important source of revenue growth in the next few years as we continue to introduce value-added search and extraction products and customized fee-based services to corporate purchasers of sophisticated financial information. We intend to assign several of our new sales professionals to market our services exclusively to corporate accounts.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

     Our development programming is performed by iXL Enterprises, Inc. from its office in Norwalk, Connecticut on our computers. iXL also manages our Web site. iXL, formerly Pequot Systems, has been our software developer since our inception. We own all the programs that run our Web site, including those developed by iXL. Our Web site is hosted at facilities located at Globix Corporation in New York City. Globix maintains multiple Web servers owned by us which run Microsoft NT operating systems and use Microsoft Internet Information Server. The system is maintained on a 24 hours-a-day, 7 days-a-week basis remotely by iXL technicians with the exception of our networking communications which are managed by Globix. See "Certain Transactions."

     All our systems, including our accounting system, user database and database of EDGAR filings, and all proprietary software are backed up on a daily basis to our data center in our Norwalk, Connecticut offices and also backed up to tape. The tape backup is held offsite. Our software and database are replicated across multiple servers, using the clustering facilities of Microsoft Windows NT Server, Enterprise edition. This provides us with both resilience against hardware failure and with scalability to handle our increasing traffic loads.

     The flow of information in and out of our site operates as follows:

     - the live feed of EDGAR filings comes from the SEC's dissemination agent, TRW, which sends this feed to Globix via a private high speed T-1 connection; and

     - the raw EDGAR filings are processed by our proprietary software and posted to our site or distributed to third parties with which we have distribution contracts via production servers located at Globix's facilities.

     Our services are available to users 24 hours-a-day, 7 days-a-week. Customer service is available weekdays 9:00 AM to 7:30 PM (ET). Inquiries come in through our Web site and via e-mail and telephone. At March 29, 1999, we had 6 employees engaged in customer service and network support.

COMPETITION

     The market for Internet information services and products is relatively new, has no substantial barriers to entry and is intensely competitive and rapidly changing. The number of Web sites competing for consumers' and advertisers' attention and spending has proliferated and we expect that competition will continue to intensify. We currently compete, directly and indirectly, for subscribers, viewers and advertisers with the following categories of companies:

     - traditional vendors of financial information such as Disclosure, Inc.;

     - proprietary information services and Web sites targeted to business, finance and investing needs, including those providing EDGAR content, such as Bloomberg and LIVEDGAR; and

     - Web-based providers of free EDGAR information, such as FreeEDGAR.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies (including offering their EDGAR content for free) and make more attractive offers to existing and potential employees, strategic partners and advertisers. Our competitors may offer EDGAR content that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for subscribers, which could have a material adverse effect on our business, results of operations and financial condition. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition. See "Risk Factors -- We face intense competition from other providers of business and financial information."

     We also compete with other Web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the Internet in general or our Web site in particular to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our Web site. See "Risk Factors -- We face intense competition for advertising revenues and the viability of the Internet as an advertising medium is uncertain."

INTELLECTUAL PROPERTY

     Our success depends significantly upon our proprietary technology. We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. All of our employees have executed confidentiality and non-use agreements which provide that any rights they may have in copyrightable works or patentable technologies belong to us. In addition, prior to entering into discussions with third parties regarding our proprietary technologies, we require that such parties enter into a confidentiality agreement. If these discussions result in a license or other business relationship, we also require that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of our intellectual property rights.

     The SEC has granted us a non-exclusive, royalty-free license to use the name EDGAR in our logo and corporate name initially through 2008, and we have received notification from the U.S. Patent and Trademark Office that our application to register our EDGAR Online trademark has proceeded to the publication stage.

     We use database technology designed for us by iXL. This proprietary technology integrates software that was developed exclusively for us by iXL with software systems obtained commercially. The software developed for us by iXL includes our database of EDGAR filings, Web-based customer interfaces, data mining capabilities and customer support and billing systems. The software systems obtained commercially include the Great Plains Accounting System and NetOwl Extractor. The nature of our proprietary system allows us to enhance our service offerings by rapidly integrating new technology developed for us by third parties. See "Certain Transactions."

     We also have non-exclusive rights to the DR-LINK natural language search engine pursuant to an agreement with Manning & Napier Information Services, which we plan to include in our service offerings later this year. See
"-- Future Service Offerings."

GOVERNMENT REGULATION

     We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to online services of the Internet. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations relating to commercial online services and the Internet may be adopted. Such laws and regulations may cover issues such as user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain and could expose us to substantial liability. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, results of operations and financial condition.

     Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales and income taxes. As our service is available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such jurisdiction. The failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is also possible that state and foreign governments might attempt to regulate our transmissions of content on our Web site.

FACILITIES

     Our executive offices are located in Norwalk, Connecticut, where, together with iXL, we lease 6,600 square feet of office space. See "Certain
Transactions -- Pequot Systems (iXL)." The term of this lease expires April 2000. We are seeking additional office space which we believe will be available on commercially reasonable terms.

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

EMPLOYEES

     As of March 29, 1999, we had 16 full-time employees. We believe that we have good relations with our employees.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus:

NAME                                 AGE                      POSITION
----                                 ---                      --------
Susan Strausberg...................  59    Chief Executive Officer, Secretary and
                                           Director
Marc Strausberg....................  64    Chairman of the Board, Chief Information
                                           Officer and Director
Tom Vos............................  51    President, Chief Operating Officer and
                                           Director
Greg D. Adams......................  38    Chief Financial Officer
Brian Fitzpatrick..................  42    Vice President of Corporate Sales
Jay Sears..........................  32    Vice President of Marketing and Business
                                           Development
David Trenck.......................  25    Vice President of Operations
Marc H. Bell(1)(2).................  31    Director
Bruce Bezpa(2).....................  43    Director
Stefan Chopin(1)...................  40    Director and Chief Technology Consultant
Mark Maged(1)......................  65    Director

-------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Susan Strausberg, a co-founder of EDGAR Online, has served as Chief Executive Officer and Secretary since EDGAR Online was formed in November 1995. From December 1994 until the formation of EDGAR Online, Ms. Strausberg was a consultant to Internet Financial Network. In her capacity as Chief Executive Officer, Ms. Strausberg oversees strategic planning and development and is responsible for the production of the EDGAR Online Web site. Ms. Strausberg has served on the Board of Directors of RKO Pictures since December 1998. Ms. Strausberg, the wife of Mr. Strausberg, EDGAR Online's Chairman, has a B.A. degree from Sarah Lawrence College.

     Marc Strausberg, a co-founder of EDGAR Online, has served as Chairman of the Board of Directors and President since EDGAR Online was formed in November 1995. Mr. Strausberg resigned as President upon the election of Tom Vos to this position in March 1999. In December 1994, Mr. Strausberg co-founded Internet Financial Network, a financial information vendor and served as IFN's co-chairman until founding EDGAR Online. From 1992 to 1994, Mr. Strausberg was the publisher of the Livermore Report, a newsletter that focused on the valuation of initial public offerings. From August 1987 to December 1994, Mr. Strausberg served as Chairman and President of Sindex Inc., which provided computer-based trading operations to individuals, hedge funds and brokerage firms. Mr. Strausberg oversees product development for EDGAR Online. Mr. Strausberg, the husband of Ms. Strausberg, EDGAR Online's Chief Executive Officer, has a B.A. degree from Muhlenberg College.

     Tom Vos joined EDGAR Online as a Director in August 1996 and was elected Chief Operating Officer in March 1998. Mr. Vos was elected President in March 1999. Mr. Vos is responsible for EDGAR Online's day-to-day operations. From 1986 until April 1998, Mr. Vos was Vice President of Marketing at Bowne & Co., Inc. In that capacity, Mr. Vos was responsible for strategic planning, acquisitions and new product development. While at Bowne, Mr. Vos was also responsible for advertising and public relations and for the development of both Bowne's Web site and its EDGAR services department. Mr. Vos has a B.S. degree in Physics from Notre Dame University, an M.S. degree in Electrical Engineering from Ohio State University and an M.B.A. degree from Pace University.

     Greg D. Adams joined EDGAR Online as Chief Financial Officer in March 1999. Mr. Adams is a Certified Public Accountant with diversified business experience in both the public and private sectors. From May 1996 to March 1999, Mr. Adams was Senior Vice President Finance and Chief Financial Officer of PRT Group Inc., a technology solutions and services company. From June 1994 to May 1996, Mr. Adams was the Chief Financial Officer of the Blenheim Group Inc., a publicly held UK information technology exposition and conference management company. From August 1983 to May 1994, Mr. Adams served as Senior Manager in the areas of audit and business advisory services with KPMG Peat Marwick. He is a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Adams has a B.B.A. degree in Accounting from the College of William & Mary.

     Brian Fitzpatrick joined EDGAR Online as Vice President of Corporate Sales in March 1999. From August 1998 to March 1999, he was Regional Vice President, Sales and Marketing for Iverson Financial Systems, Inc., a business information provider, and from May 1993 to August 1998, he was Vice President, Sales and Marketing of Newsware, Inc, a financial news service. From August 1991 to May 1993 he was the National Accounts Manager of Desktop Data, a real-time news and information filtering business. From 1986 to 1991, he was Key Accounts Manager of Walsh Greenwood Information Systems, a provider of PC-based intelligent market data systems for the financial services industry. Mr. Fitzpatrick has a B.A. degree from Boston University.

     Jay Sears joined EDGAR Online as Vice President of Marketing and Business Development in May 1997. Mr. Sears is responsible for strategic alliances, content syndication, content sales, advertising sales, membership and direct marketing, public relations and general marketing for EDGAR Online. From September 1995 to April 1997, Mr. Sears was Vice President of Marketing for Wolff New Media, a publisher of Internet and printed guides to the Internet. From July 1991 to August 1995, Mr. Sears was a Senior Account Supervisor at Creamer Dickson Basford, an international marketing, communications and public relations firm. Mr. Sears has a B.A. degree from Kenyon College.

     David Trenck joined EDGAR Online in December 1995 as its first employee and was responsible for data entry and customer support. In May 1998, he became Vice President of Operations. Mr. Trenck is in charge of product implementation and liaison with iXL, EDGAR Online's primary service offering developer.

     Marc H. Bell joined EDGAR Online as a member of the Board of Directors in August 1998. Mr. Bell has been the President and Chief Executive Officer of Globix Corporation since its inception in 1989. Mr. Bell has a B.S. degree from Babson College and an M.S. degree from New York University.

     Bruce Bezpa joined EDGAR Online as a member of the Board of Directors in March 1999. He has worked for Bowne & Co., Inc., a leading financial printer and provider of Internet, localization and outsourcing services, for 15 years in various capacities including as Vice President-Strategic Development (since July
1996), Director-Mutual Funds Services from August 1994 to June 1996 and Director-Marketing from April 1989 to July 1994. Mr. Bezpa holds B.A. and M.B.A. degrees from Rutgers University.

     Stefan Chopin joined EDGAR Online as a member of the Board of Directors in 1996. As the Chief Technology Consultant to EDGAR Online, Mr. Chopin is responsible for software interface development and systems integration and maintenance. Mr. Chopin is the founder and President of Pequot Systems, a software development and consulting firm. In October 1998, Pequot was acquired by iXL Enterprises, Inc. and began operating as iXL Financial Services. Prior to founding Pequot Systems in November 1995, Mr. Chopin served as the Vice President of Engineering for Micrognosis, Inc., a leading provider of trading room systems.

     Mark Maged joined EDGAR Online as a member of the Board of Directors in March 1999. He has been Chairman since 1995 and Chief Executive Officer since January 1997, of Internet Tradeline, Inc., an operator of electronic shopping malls on the Internet. During the eight years prior to becoming Chief Executive Officer of Internet Tradeline, Mr. Maged, either individually or as Chairman of MJM Associates, LLC, engaged in various private investment banking activities in the United States and internationally. From 1975 through 1983, he served as President and Chief Executive Officer of Schroder's Incorporated, which operated banking, investment banking and investment management businesses as the United States arm of Schroders PLC, an international merchant bank. He is currently a member of the Board of Directors of Commodore Holdings Limited. He holds a bachelor's degree from the City College of New York and both a master's degree and a law degree from Harvard University.

BOARD COMMITTEES

     EDGAR Online's Board of Directors has established an Audit Committee and appointed Marc Bell and Bruce Bezpa to be its members. The Audit Committee has the responsibility to review audited financial statements and accounting practices of EDGAR Online and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services.

     The Board has also established a Compensation Committee and appointed Marc Bell, Stephan Chopin and Mark Maged to be its members. The Compensation Committee has the responsibility to review and recommend to the Board the compensation plans and levels for the officers of EDGAR Online, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of EDGAR Online.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationships exist between any members of EDGAR Online's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Messrs. Bell and Chopin are affiliated with companies with which we have business and financial relationships. See "Certain Transactions."

DIRECTOR COMPENSATION

     No cash compensation has ever been paid to any of the directors of EDGAR Online for service in such capacity. However, directors are currently eligible to receive stock options under EDGAR Online's 1996 Stock Option Plan. In March 1999, each of the four non-employee directors of EDGAR Online was granted options to purchase 10,000 shares of common stock at an exercise price of $4.50 per share. Non-employee directors of EDGAR Online will be eligible to receive non-discretionary, automatic grants of options to purchase common stock as part of our 1999 Outside Directors Stock Option Plan. See "-- Stock Option Plans."

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 by our Chief Executive Officer and certain other executive officers whose annual salaries and bonus were in excess of $100,000 in 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                             ANNUAL          ------------
                                                        COMPENSATION(1)       SECURITIES
                                                       ------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                             SALARY     BONUS      OPTIONS(#)
---------------------------                            --------    ------    ------------
Susan Strausberg.....................................  $150,000(2)     --           --
  Chief Executive Officer
Marc Strausberg......................................  $150,000(2)     --           --
  Chairman and Chief Information Officer(3)
Tom Vos..............................................  $ 93,750(4)     --      200,000
  President and Chief Operating Officer
Jay Sears............................................  $ 97,400    10,000       65,000
  Vice President of Marketing and Business
  Development

-------------------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.

(2) In 1998, $92,788 of this amount was deferred and not paid. See "Certain Transactions" and "Use of Proceeds."

(3) Mr. Strausberg served as President during 1998.

(4) Mr. Vos joined EDGAR Online as Chief Operating Officer on March 31, 1998 and earns salary at the rate of $125,000 per annum. He was elected by the Board of Directors to the additional position of President in March 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 1998. We have never granted any stock appreciation rights.

                             INDIVIDUAL GRANTS(1)                                    POTENTIAL REALIZABLE
                          --------------------------                                   VALUE AT ASSUMED
                          NUMBER OF     PERCENT OF                                   ANNUAL RATES OF STOCK
                          SECURITIES   TOTAL OPTIONS                                PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO     EXERCISE                         OPTION TERM(3)
                           OPTIONS     EMPLOYEES IN    PRICE PER     EXPIRATION     -----------------------
NAME                       GRANTED        1998(2)      SHARE($)         DATE           5%           10%
----                      ----------   -------------   ---------   --------------   ---------   -----------
Susan Strausberg........        --          --              --                 --         --            --
Marc Strausberg.........        --          --              --                 --         --            --
Tom Vos.................   200,000          50%          $0.25     March 31, 2008   $936,711    $1,477,340
Jay Sears...............    65,000          16%          $0.25       May 31, 2007   $289,120    $  434,892

-------------------------

(1) Each option represents the right to purchase one share of common stock. The options shown in this table were all granted under our 1996 Stock Option Plan.

(2) In the year ended December 31, 1998, we granted options to employees to purchase an aggregate of 400,000 shares of common stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock price growth. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. No options were exercised by any of the Named Executive Officers during this period.

                                               NUMBER OF
                                         SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                           DECEMBER 31, 1998              DECEMBER 31, 1998(1)
                                      ----------------------------    ----------------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                  -----------    -------------    -----------    -------------
Susan Strausberg....................         --           --                 --           --
Marc Strausberg.....................         --           --                 --           --
Tom Vos.............................    200,000           --           $664,000           --
Jay Sears...........................     65,000           --           $215,800           --

-------------------------

(1) There was no public market for the common stock on December 31, 1998. The fair market value of the common stock as of December 31, 1998 was determined by our Board of Directors to be $3.57 per share.

EMPLOYMENT AGREEMENTS

     We entered into a five year employment agreement dated January 1, 1996 with Susan Strausberg. The agreement extends automatically for an additional year at the end of the initial term and each anniversary thereafter unless 30-day prior notice of termination is provided by either Ms. Strausberg or EDGAR Online. The agreement provides for an initial base salary of $150,000 for 1996 subject to an annual 10% increase each subsequent year, plus an annual bonus at the discretion of the Board. Ms. Strausberg waived the annual 10% increase for the years 1997, 1998 and 1999. During the years 1996 and 1997, Ms. Strausberg agreed to defer her entire salary. During 1998, she received $57,211 and agreed to defer the balance of her salary. Ms. Strausberg has been receiving her full base salary on a current basis since January 1, 1999.

     We entered into a five year employment agreement dated January 1, 1996 with Marc Strausberg. The agreement extends automatically for an additional year at the end of the initial term and each anniversary thereafter unless 30-day prior notice of termination is provided by either Mr. Strausberg or EDGAR Online. The agreement provides for an initial base salary of $150,000 for 1996 subject to an annual 10% increase each subsequent year, plus an annual bonus at the discretion of the Board. Mr. Strausberg waived the annual 10% increase for the years 1997, 1998 and 1999. During the years 1996 and 1997, Mr. Strausberg agreed to defer his entire salary. During 1998, he received $57,211 and agreed to defer the balance of his salary. Mr. Strausberg has been receiving his full base salary on a current basis since January 1, 1999.

     We have entered into a two year employment agreement dated with Tom Vos to serve as President and Chief Operating Officer. The agreement extends automatically for an additional year at the end of the initial term and each anniversary thereafter unless 30-day prior notice of termination is provided by either Mr. Vos or EDGAR Online. The agreement provides Mr. Vos with an annual salary of $125,000 and an annual bonus at the discretion of the Board. In addition, if Mr. Vos remains employed by us at the end of the initial term, he will be entitled to receive a retention bonus equal to two years of his then applicable base salary, plus the average of his last two annual cash bonuses. Mr. Vos will also receive a severance payment identical to the retention bonus described above in the event there is a change of control (as defined in the agreement) and Mr. Vos' employment is terminated (either by him or the employer) within one year thereafter. Additionally, the agreement contains a non-compete and non-solicitation provision effective during the term of his employment and for one year thereafter.

     We have entered into a three year employment agreement dated with Greg Adams to serve as Chief Financial Officer. The agreement extends automatically for an additional year at the end of the initial term and each anniversary thereafter unless 30-day prior notice of termination is provided by either Mr. Adams or EDGAR Online. The agreement provides Mr. Adams with (1) an annual salary of $125,000, (2) an annual bonus at the discretion of the Board, provided that Mr. Adams will be entitled to a minimum bonus of $62,500 for the first year of his employment and (3) a $500 monthly car allowance. Mr. Adams will also receive options to purchase (a) 109,000 shares of common stock at an exercise price of $4.50 per share, which will vest 25% in year one and 75% in year two and (b) 16,000 shares of common stock at the initial public offering price per share, which will vest equally over a three-year period. In addition, the agreement contains a severance arrangement whereby Mr. Adams is entitled to receive a payment determined as follows in the event he is terminated without cause: (a) six months salary if the termination occurs within the first six months of his employment, (b) twelve months salary if the termination occurs between the seventh and eighteenth month of his employment and (c) eighteen months salary if the termination occurs at anytime following the eighteenth month of his employment. Additionally, the agreement contains a non-compete and non-solicitation provision effective during the term of his employment and for one year thereafter.

     We have entered into a three year employment agreement dated with Brian Fitzpatrick to serve as Vice President of Corporate Sales. The agreement provides Mr. Fitzpatrick with (1) an annual salary of $125,000 and (2) an annual bonus at the discretion of the Board, provided that Mr. Fitzpatrick will be entitled to a minimum annual bonuses of (a) $100,000 for 1999, (b) $125,000 for 2000 and (c) $150,000 for 2001. Mr. Fitzpatrick received a signing bonus of $85,000 when he joined us. Mr. Fitzpatrick will also receive options to purchase 60,000 shares of common stock at an exercise price of $4.00 per share, which will vest equally over a three-year period. Additionally, the agreement contains a non-compete and non-solicitation provision effective during the term of his employment and for nine months thereafter in the case of the non-compete provision and one year thereafter in the case of the non solicitation provision.

     We have entered into an employment agreement dated             with Jay
Sears, which may be terminated by either party upon 30-days prior notice. The agreement provides Mr. Sears with an annual salary of $80,000 and an annual bonus at the discretion of the Board. Mr. Sears' annual salary was increased to $100,000 effective August 1998. If Mr. Sears' employment is terminated without cause, we will pay him six months of his total annual compensation. Additionally, the agreement contains non-compete and non-solicitation provisions effective during the term of his employment and for six months thereafter in the case of the non-compete provision and one year thereafter in the case of the non-solicitation provision.

STOCK OPTION PLANS

     EDGAR Online's currently active stock option plans include our 1996 Stock Option Plan, 1999 Stock Option Plan and 1999 Outside Directors Stock Option Plan. Each of the plans, except for the 1999 Outside Directors Stock Option Plan, provide for:

     - the grant of incentive stock options and non-qualified stock options and

     - the current administration of the plans by the Compensation Committee.

     The exercise price of options granted under each plan are determined by the Compensation Committee, except that the exercise price of incentive stock options must be at least as equal to the fair market value of EDGAR Online's common stock on the date of grant. Each of the plans provides for option vesting to accelerate and become fully vested in the event of a change of control of EDGAR Online if the options are not assumed or substituted by a successor corporation.

     The 1996 Stock Option Plan (the "1996 Plan"), which provides for the granting of options to purchase up to an aggregate of 800,000 shares of our authorized but unissued common stock (subject to adjustment in certain cases, including stock splits, recapitalization and reorganizations) to our officers, directors, employees and consultants, was adopted in November 1998. The 1999 Stock Option Plan (the "1999 Plan"), which provides for the granting of options to purchase up to an aggregate of 600,000 shares of our authorized but unissued common stock (subject to adjustment in certain cases, including stock splits, recapitalization and reorganizations) to our officers, directors, employees and consultants, was adopted in March 1999. The Stock Option Plans are intended as an incentive to encourage stock ownership by officers and certain of our other employees in order to increase their proprietary interest in our continued growth and success and to encourage such employees to remain in the employ of EDGAR Online.

     Under the 1999 Outside Directors Stock Option Plan, commencing with the 2002 annual meeting of stockholders and on each third anniversary thereafter, each of our current non-employee directors will automatically be granted a nonstatutory option to purchase 7,500 shares of common stock. New directors will be granted such an option at the time of their election by stockholders and on each third anniversary thereafter. The exercise price of each of these options will be equal to the fair market value of our common stock on the date of grant. These options will vest equally over a three-year period.

     No incentive stock option may be granted to an individual who, at the time the option is granted, owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our common stock, unless (1) such option has an option price of at least 110% of the fair market value of the common stock on the date of the grant of such option and (2) such option cannot be exercised more than five years after the date it is granted.

     As of March 26, 1999, 800,000 options were authorized under the 1996 Plan and options to purchase all 800,000 shares had been granted. As of March 26, 1999, 600,000 options were authorized under the 1999 Plan, no options to purchase shares had been granted and 600,000 options were available for future grants. As of March 26, 1999, 100,000 options were authorized under the 1999 Outside Directors Stock Option Plan, no options to purchase shares had been granted and 100,000 options were available for future grants.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to EDGAR Online or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

     Our amended and restated bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions;

     - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to certain very limited exceptions.

     Prior to the completion of this offering, we intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we intend to obtain directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

     The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

                              CERTAIN TRANSACTIONS

BOWNE & CO., INC.

     In May and July 1996, Bowne & Co., Inc. loaned us an aggregate of $75,000 pursuant to non-interest bearing notes (the "$75,000 Notes"), which were convertible into a $112,500 credit toward the future purchase of our common stock. In August 1996, EDGAR Online, Bowne and Marc Strausberg, Susan Strausberg and Michael Horowitz (the "Selling Shareholders") entered into an Equity Purchase Agreement pursuant to which Bowne purchased 400,000 shares of common stock from us and 200,000 shares from each of the Selling Shareholders for an aggregate purchase price of $875,000. The purchase price was determined as the result of arm's length bargaining among the parties. From this transaction, EDGAR Online received $387,500 in cash and the $75,000 Notes were converted into shares of common stock valued at $112,500. Each of the three Selling Shareholders received $125,000. Our agreement with Bowne provided Bowne with certain anti-dilution rights, a right of first refusal and tag-along rights with regard to future sales of shares owned by the Selling Shareholders and certain issuances of shares by EDGAR Online, as well as Board participation rights. Bowne's designee to our Board of Directors is Bruce Bezpa, its Vice President.

     In 1997, we borrowed $500,000 pursuant to a line-of-credit extended to us by Bowne. These loans are evidenced by promissory notes which were due on December 30, 1997, each at an interest rate of 12% prior to the maturity date and 18% thereafter. EDGAR Online and Bowne have subsequently agreed to two extensions on the repayment of these notes, which are now due on February 28, 2000. These loans are guaranteed by Marc Strausberg. We intend to repay the principal and accrued interest on the loans with a portion of the proceeds of this offering. See "Use of Proceeds" and "Principal Stockholders."

     EDGAR Online sells certain EDGAR content to Bowne and provides Bowne with EDGAR Online services in its offices. Bowne also pays EDGAR Online for advertising it places on the EDGAR Online site. In 1998, EDGAR Online charged Bowne a total of $52,350 for these services. We believe that the terms of our agreements with Bowne are beneficial to EDGAR Online and no less favorable to EDGAR Online than terms which might be available to us from unaffiliated third parties.

GLOBIX CORPORATION

     In July 1998, we issued a 10% convertible debenture in the principal amount of $1,000,000 to Globix Corporation along with warrants to purchase 666,667 shares of common stock at an exercise price of $1.50 per share. The terms of the transaction were determined as the result of arm's length bargaining between the parties. As part of this transaction, our agreement with Bowne was amended to modify certain of Bowne's rights and to include Globix as a party, thereby providing Globix with the same anti-dilution rights, tag-along rights and Board
participation rights as Bowne. In                1999, Globix converted its
debenture and exercised its warrants, thereby acquiring 1,336,667 shares of our common stock. In July 1998, we also entered into a five-year hosting contract with Globix that requires us to co-locate our Internet servers at the Globix facility in New York City. During 1998, we paid Globix a total of $6,513 under this contract. We believe that the terms of our agreements with Globix are beneficial to EDGAR Online and no less favorable to EDGAR Online than terms which might be available to us from unaffiliated third parties.

PEQUOT SYSTEMS (iXL)

     EDGAR Online and Pequot Systems ("Pequot") share equally the costs of a single lease on 6,600 square feet of space. We occupy half of this space and are jointly obligated with Pequot on the lease, which expires in April 2000. Since our inception, we have outsourced our technology development to Pequot. During 1995, in partial payment for services rendered, Pequot received warrants to purchase shares of common stock at an exercise price of $.05 per share. The warrants were exercised in May 1997. In March 1998, Pequot agreed to accept shares of our common stock valued at $1.25 per share in partial payment for services rendered. As a result of these two transactions, Pequot received 359,384 shares of common stock. In 1998, we paid Pequot a total of $610,073 for services provided. As a result of the acquisition of Pequot by iXL, an unrelated company, in 1998, the shares owned by Pequot were transferred to Pequot's founders, including Stefan Chopin, the founder and President of Pequot. Mr. Chopin has been a member of our Board of Directors since 1996. We believe that the terms of our agreements with Pequot are beneficial to EDGAR Online and no less favorable to EDGAR Online than terms which might be available to us from unaffiliated third parties.

TRACK DATA CORPORATION

     In conjunction with our formation, Track Data Corporation, a business information company and one of our principal stockholders, extended a $100,000 loan to EDGAR Online at an interest rate of prime plus 2% and received and subsequently exercised warrants to purchase 810,572 shares of common stock. Track Data purchases services from us, which are paid for through reductions in the principal amount of this loan. During 1998, the loan was reduced by $17,250 in this fashion. At the end of 1998, the loan principal was $59,448 plus accrued interest due of $27,304. We intend to repay any remaining principal and interest with a portion of the proceeds from this offering.

SUSAN STRAUSBERG AND MARC STRAUSBERG

     From time to time, we have received cash loans from and have made cash advances to Susan Strausberg and Marc Strausberg, our founders. These loans bear interest at the prime rate applied to the net outstanding balance. The net amounts owed to EDGAR Online at December 31, 1996, 1997, 1998 were $17,432, $51,114, $141,554, respectively. During this same period, Susan Strausberg and Marc Strausberg agreed to defer all or most of their annual salaries of $150,000 each. The aggregate amount of deferred compensation for the two of them combined at December 31, 1996, 1997 and 1998 was $300,000, $600,000 and $785,577,
respectively. These deferred salaries, net of the loans outstanding to them, will be paid to Marc and Susan Strausberg upon consummation of this offering. See "Use of Proceeds."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 29, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by (1) each of our directors, including our Chief Executive Officer, (2) our three most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of 1998, (3) all our executive officers and directors as a group and (4) each person who we know owns beneficially more than 5% of our common stock. The table also provides information with respect to the number of shares of common stock that certain of our stockholders are obligated to sell if the underwriters exercise their over-allotment option and the impact that this will have on those stockholders' post-offering common stock holdings. Unless otherwise indicated, the address of each beneficial owner listed below is c/o EDGAR Online, Inc., 50 Washington Street, Norwalk, CT 06854.

                                                                               ASSUMING THE OVER-ALLOTMENT
                                                                               OPTION IS EXERCISED BY THE
                                                                                      UNDERWRITERS
                                                        PERCENTAGE         -----------------------------------
                                                    BENEFICIALLY OWNED         SHARES TO BE         PERCENT
                                       NUMBER     ----------------------      OFFERED BY THE      BENEFICIALLY
                                         OF        BEFORE       AFTER         OVER-ALLOTMENT      OWNED AFTER
NAME OF BENEFICIAL OWNER             SHARES(1)    OFFERING   OFFERING(2)   SELLING STOCKHOLDERS     OFFERING
------------------------             ----------   --------   -----------   --------------------   ------------
Executive Officers and Directors:
  Susan Strausberg(3)..............  3,392,000     42.73%             %
  Marc Strausberg(4)...............  3,392,000     42.73%             %
  Tom Vos(5).......................    240,000      2.95%             %
  Jay Sears(6).....................     65,000         *             *
  Stefan Chopin(7).................    339,384      4.28%             %
     c/o iXL Enterprises, Inc.
     50 Washington Street
     Norwalk, CT 06854
  Bruce Bezpa......................          0         *             *
     c/o Bowne & Co., Inc.
     345 Hudson Street
     New York, NY 10014
  Marc Bell........................  1,336,667     16.84%             %
     c/o Globix Corporation
     295 Lafayette Street
     New York, NY 10012(8)
  Mark Maged.......................          0         *             *
     c/o Internet Tradeline, Inc.
     111 West 40th Street
     New York, NY 10018
  All executive officers and
     directors as a group (11
     persons)......................  5,433,051     65.91%             %

                                                                               ASSUMING THE OVER-ALLOTMENT
                                                                               OPTION IS EXERCISED BY THE
                                                                                      UNDERWRITERS
                                                        PERCENTAGE         -----------------------------------
                                                    BENEFICIALLY OWNED         SHARES TO BE         PERCENT
                                       NUMBER     ----------------------      OFFERED BY THE      BENEFICIALLY
                                         OF        BEFORE       AFTER         OVER-ALLOTMENT      OWNED AFTER
NAME OF BENEFICIAL OWNER             SHARES(1)    OFFERING   OFFERING(2)   SELLING STOCKHOLDERS     OFFERING
------------------------             ----------   --------   -----------   --------------------   ------------
Other 5% Stockholders:
  Globix Corporation...............  1,336,667     16.84%             %
     295 Lafayette Street
     New York, NY 10012
  Bowne & Co., Inc.................  1,000,000     12.60%             %
     345 Hudson Street
     New York, NY 10014
  Track Data Corporation...........    810,572     10.21%             %
     56 Pine Street
     New York, NY 10005

-------------------------

 *  Represents beneficial ownership of less than 1%.

(1) Percentage ownership is based on shares outstanding as of March 29, 1999, after giving pro forma effect to the conversion of a $1 million debenture into 670,000 shares of common stock and the exercise of warrants into 696,667 shares of common stock. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 29, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in this table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Includes 1,696,000 shares owned by Ms. Strausberg's husband, Marc Strausberg, EDGAR Online's Chairman of the Board. Ms. Strausberg disclaims beneficial ownership of the shares owned by her husband.

(4) Includes 1,696,000 owned by Mr. Strausberg's wife, Susan Strausberg, EDGAR Online's Chief Executive Officer. Mr. Strausberg disclaims beneficial ownership of the shares owned by his wife.

(5) Includes 200,000 shares issuable upon exercise of options exercisable within 60 days of March 29, 1999.

(6) Includes 65,000 shares issuable upon exercise of options exercisable within 60 days of March 29, 1999.

(7) Includes shares owned jointly with Barbara Chopin, his wife.

(8) Includes 1,336,667 shares owned by Globix Corporation. Mr. Bell is the President and Chief Executive Officer of Globix Corporation. In such capacities, Mr. Bell may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the closing of this offering, our authorized capital stock will consist of 30,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The following summary description of the capital stock of EDGAR Online is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws.

COMMON STOCK

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by Edgar Online's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the liquidation, dissolution or winding-up of EDGAR Online, the holders of shares of common stock would be entitled to share ratably in the distribution of all of EDGAR Online's assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Our Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. The Board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

     The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Edgar Online. We have no current plan to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. This section prevents Delaware corporations that are subject to it from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

     - the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors of the corporation prior to the date the "interested stockholder" attained such status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of this calculation those shares owned by persons who are directors and also officers; or

     - on or subsequent to such date, the "business combination" is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     Our bylaws provide that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our certificate of incorporation and the bylaws provide that special meetings of the stockholders may only be called by the Chairman of the Board, the Chief Executive Officer, the Board or by any stockholder holding at least 25% of the outstanding common stock. Such provisions may have the effect of delaying or preventing a change-in-control.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer Corporation. Its address is 40 Wall Street, New York, New York 10005, and its telephone number at this location is (212) 936-5100.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "EDGR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock and could impair our future ability to raise capital through the sale of equity securities.

     Upon completion of this offering, there will be an aggregate of shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, all the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Those shares of common stock held by our existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act and are subject to certain lock-up agreements described below. Even after the lock-ups expire, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below. As described below, certain of our shareholders have registration rights in respect of their shares of common stock. The registration of any of these shares would result in those shares becoming freely tradeable without restriction under the Securities Act immediately upon effectiveness of the applicable registration statement.

LOCK-UP AGREEMENTS

     All our officers, directors and existing stockholders have signed "lock-up" agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 12 months after the date of this prospectus without the prior written consent of C.E. Unterberg, Towbin. See "Underwriting -- Lock-up Agreements."

RULE 144

     In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                shares immediately after this offering
       or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate of us, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     Pursuant to the terms of registration rights agreements entered into between us and certain of our stockholders, the holders of 2,770,000 share of common stock are entitled to "piggyback" registration rights concerning the registration of shares of common stock under the Securities Act. In the event that we propose to register any shares of common stock under the Securities Act, either for our own account or for the account of other security holders, the stockholders having piggyback rights are entitled to receive notice of that registration and are entitled to include their shares in the registration, subject to various limitations described below. The above registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in that registration. We are generally required to bear all of the expenses of all these registrations, except underwriting discounts and commissions. The registration of any of the shares of common stock held by stockholders with registration rights would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of that registration statement.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each of the underwriters named below, for whom C.E. Unterberg, Towbin and Fahnestock & Co. Inc. are acting as representatives, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
C.E. Unterberg, Towbin......................................
Fahnestock & Co. Inc........................................
                                                               ------
     Total..................................................
                                                               ======

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions. The nature of the underwriters' obligations is that they are committed to purchase and pay for all of the above shares of common stock if any are purchased.

PUBLIC OFFERING PRICE AND DEALERS CONCESSION

     The underwriters propose initially to offer the shares of common stock offered by this prospectus to the public at the public offering price per share set forth on the cover page of this prospectus and to certain dealers at that
price less a concession not in excess of $     per share. The underwriters may
allow, and these dealers may reallow, a discount not in excess of $     per
share on sales to certain other dealers. After commencement of this offering, the offering price, discount price and reallowance may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

OVER-ALLOTMENT OPTION

     Certain selling shareholders have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase
up to                additional shares of common stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their
over-allotment option to purchase any of these additional           shares of
common stock, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. The selling shareholders will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters if the underwriters exercise their over-allotment option. The underwriters may exercise their over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. The names of the selling shareholders, and the amounts they are respectively obligated to sell if the underwriters exercise their over-allotment option, are set forth under the heading "Principal Stockholders."

UNDERWRITING COMPENSATION

     The following table summarizes the compensation to be paid to the underwriters by us and the selling shareholders who have granted the underwriters the over-allotment option:

                                                                        TOTAL
                                                           --------------------------------
                                                 PER          WITHOUT             WITH
                                                SHARE      OVER-ALLOTMENT    OVER-ALLOTMENT
                                               --------    --------------    --------------
Underwriting discounts paid by us............
Underwriting discounts paid by the selling
  shareholders...............................

INDEMNIFICATION OF UNDERWRITERS

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

UNDERWRITERS' WARRANTS

     Upon completion of this offering, we will sell to the underwriters, for
their own accounts, warrants covering an aggregate of up to           shares of
common stock exercisable at a price equal to 110% of the initial public offering price set forth on the cover page of this prospectus. The underwriters will pay
a price of $          per warrant. The underwriters may exercise these warrants
as to all or any lesser number of the underlying shares of common stock commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. The terms of these warrants require us to register the common stock for which these warrants are exercisable within one year from the date of the prospectus. These underwriters' warrants are not transferable by the warrant holders other than to officers and partners of the underwriters. The exercise price of these underwriters' warrants and the number of shares of common stock for which these warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events. In addition, as compensation for the placement of 120,000 shares of common stock in a March 1999 private placement, we issued C.E. Unterberg, Towbin warrants to purchase 12,000 shares of common stock at an exercise price of $4.50 per share.

LOCK-UP AGREEMENTS

     We, and all of our directors, officers, and substantially all of our existing stockholders, option holders and warrant holders have agreed to a "lock-up" arrangement under which we and they may not offer, sell, contract to sell, pledge or otherwise dispose of, or file a registration statement with the SEC in respect of, or establish or increase a put position within the meaning of
Section 16 of the Exchange Act with respect to any shares of capital stock of EDGAR Online or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, in each case without the prior written consent of C.E. Unterberg, Towbin for a period of one year after the date of this prospectus, subject to certain exceptions. Certain selling stockholders have, however, granted the
underwriters an option to purchase up to           additional shares of common
stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount. The terms of the lock-up agreement entered into with these selling stockholders will permit them to sell those shares that they are obligated to sell if the underwriters exercise their over-allotment option. See "-- Over-allotment Option."

STABILIZATION AND OTHER TRANSACTIONS

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which the underwriters may bid for, or purchase, common stock for the purpose of stabilizing the market price. The underwriters also may create a short position by selling more common stock in connection with this offering than they are committed to purchase from us, and in such case may purchase common stock in the open market following completion of this offering to cover all or a portion of such short position. In addition, the underwriters may impose "penalty bids" whereby they may reclaim from a dealer participating in this offering, the selling concession with respect to the common stock that it distributed in this offering, but which was subsequently purchased for the accounts of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in the paragraph is required, and, if they are undertaken, they may be discontinued at any time.

DISCRETIONARY ACCOUNTS

     The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

DETERMINATION OF OFFERING PRICE

     Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock was determined by negotiation between us and the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, the state of the markets for our services, the experience of our management, the economics of the online information industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to us.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Littman Krooks Roth & Ball P.C., New York, New York. Certain members of Littman Krooks Roth & Ball P.C. own in the aggregate 7,500 shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements and schedule of EDGAR Online, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     EDGAR Online has filed a registration statement on Form S-1 with the SEC with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of EDGAR Online, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. The registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov.

     As a result of this offering, EDGAR Online will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for quotation on the Nasdaq National Market, these reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     EDGAR Online intends to furnish its stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                               EDGAR ONLINE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditor's Report................................  F-2
Balance Sheets as of December 31, 1997 and 1998.............  F-3
Statements of Operations for the Years Ended December 31,
  1996, 1997, and 1998......................................  F-4
Statements of Changes in Stockholders' Equity (Deficit) for
  the Years Ended December 31, 1996, 1997, and 1998.........  F-5
Statements of Cash Flows for the Years Ended December 31,
  1996, 1997, and 1998......................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
EDGAR Online, Inc.:

     We have audited the accompanying balance sheets of EDGAR Online, Inc. as of December 31, 1997 and 1998 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EDGAR Online, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Stamford, CT
February 12, 1999, except for note 13a,
which is as of March 25, 1999, and notes 13b and c, which are as of March 30, 1999

                               EDGAR ONLINE, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,            PRO FORMA
                                                 -------------------------    DECEMBER 31,
                                                    1997           1998           1998
                                                 -----------    ----------    ------------
                                          ASSETS
Current assets:
  Cash.........................................  $    16,809       148,380        148,380
  Accounts receivable, less allowance for
     doubtful accounts of $22,500 and $31,542,
     respectively..............................       49,090       134,815        134,815
  Other........................................        1,000         6,710          6,710
                                                 -----------    ----------     ----------
          Total current assets.................       66,899       289,905        289,905

Property and equipment, net....................      286,672       411,720        411,720
Deferred financing costs.......................           --        77,018             --
Other assets...................................       12,683         6,300          6,300
                                                 -----------    ----------     ----------
          Total assets.........................  $   366,254       784,943        707,925
                                                 ===========    ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of notes payable.............  $   601,697        59,448         59,448
  Accounts payable and accrued expenses........      726,127       395,708        395,708
  Deferred revenues............................       78,355       208,451        208,451
  Due to employee..............................           --        14,575         14,575
  Capital lease payable, current portion.......           --        52,477         52,477
                                                 -----------    ----------     ----------
          Total current liabilities............    1,406,179       730,659        730,659

Notes payable, long-term.......................           --     1,414,410        500,000
Capital lease obligation, long-term............           --        82,993         82,993
Accrued interest payable.......................           --       133,804        100,471
Due to officers, net...........................      548,886       644,023        644,023
                                                 -----------    ----------     ----------
          Total liabilities....................    1,955,065     3,005,889      2,058,146

Stockholders' equity (deficit):
  Common stock, $.01 par value, 8,000,000
     shares authorized, 6,074,000 and 6,331,290
     shares issued and outstanding at December
     31, 1997 and 1998, respectively
     (7,001,290, pro forma at December 31,
     1998).....................................       60,740        63,313         70,013
  Additional paid-in capital...................      875,435     2,462,201      3,403,244
  Accumulated deficit..........................   (2,524,986)   (4,746,460)    (4,823,478)
                                                 -----------    ----------     ----------
          Total stockholders' deficit..........   (1,588,811)   (2,220,946)    (1,350,221)
                                                 -----------    ----------     ----------
          Total liabilities and stockholders'
             deficit...........................  $   366,254       784,943        707,925
                                                 ===========    ==========     ==========

See accompanying notes to financial statements.

                               EDGAR ONLINE, INC.

                            STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                    1996          1997           1998
                                                  ---------    -----------    -----------
Revenues:
  Individual subscription revenue...............  $  99,661        451,939        894,851
  Corporate contract revenue....................     70,161        218,847        292,904
  Advertising revenue...........................         --        166,671        472,922
  Barter advertising revenue....................         --        206,681        263,440
  Other barter revenue..........................         --             --         79,000
                                                  ---------    -----------    -----------
                                                    169,822      1,044,138      2,003,117
                                                  ---------    -----------    -----------
Cost of revenues:
  Software and Web site development.............    226,514        676,522        782,889
  Barter advertising expense....................         --        206,681        263,440
                                                  ---------    -----------    -----------
                                                    226,514        883,203      1,046,329
                                                  ---------    -----------    -----------
          Gross profit..........................    (56,692)       160,935        956,788
Operating expenses:
  Selling, general and administrative...........    663,750      1,193,014      1,615,122
  Advertising costs.............................     42,614        167,009        297,599
  Stock compensation expense....................         --             --      1,133,000
                                                  ---------    -----------    -----------
                                                    706,364      1,360,023      3,045,721
                                                  ---------    -----------    -----------
          Loss from operations..................   (763,056)    (1,199,088)    (2,088,933)
Interest expense and other, net.................     72,547        298,561        132,291
                                                  ---------    -----------    -----------
          Loss before income taxes..............   (835,603)    (1,497,649)    (2,221,224)
Income tax expense..............................        250            250            250
                                                  ---------    -----------    -----------
          Net loss..............................  $(835,853)   $(1,497,899)   $(2,221,474)
                                                  =========    ===========    ===========
Basic and diluted net loss per share............  $   (0.19)         (0.26)         (0.36)
                                                  =========    ===========    ===========
Basic and diluted weighted average shares
  outstanding...................................  4,302,466      5,655,151      6,129,116
                                                  =========    ===========    ===========
Pro forma basic and diluted loss per share......         --             --    $     (0.34)
                                                                              ===========
Number of shares used in computing pro forma
  basic and diluted loss per share..............         --             --      6,408,283
                                                                              ===========

See accompanying notes to financial statements.

                               EDGAR ONLINE, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                        COMMON STOCK
                                     -------------------   PAID-IN-    ACCUMULATED
                                      SHARES     AMOUNT     CAPITAL      DEFICIT       TOTAL
                                     ---------   -------   ---------   -----------   ----------
Balance at December 31, 1995.......  4,000,000   $40,000      99,250     (191,234)      (51,984)
Exercise of warrants...............    400,000     4,000       1,000           --         5,000
Debt issued with beneficial
  conversion feature...............         --        --      37,500           --        37,500
Issuance of common stock...........    400,000     4,000     458,500           --       462,500
Issuance of warrants for services
  provided.........................         --        --      26,000           --        26,000
Net loss...........................         --        --          --     (835,853)     (835,853)
                                     ---------   -------   ---------   ----------    ----------
Balance at December 31, 1996.......  4,800,000    48,000     622,250   (1,027,087)     (356,837)
Exercise of warrants...............  1,274,000    12,740       3,185           --        15,925
Debt issuance with beneficial
  conversion feature...............         --        --     250,000           --       250,000
Net loss...........................         --        --          --   (1,497,899)   (1,497,899)
                                     ---------   -------   ---------   ----------    ----------
Balance at December 31, 1997.......  6,074,000    60,740     875,435   (2,524,986)   (1,588,811)
Exercise of warrants...............     53,957       540      49,461           --        50,001
Issuance of common stock in
  satisfaction of trade payables...    100,000     1,000     124,000           --       125,000
Issuance of common stock...........    103,333     1,033     143,967           --       145,000
Stock compensation.................         --        --   1,133,000           --     1,133,000
Issuance of warrants for services
  provided and debt financing......         --        --     136,338           --       136,338
Net loss...........................         --        --          --   (2,221,474)   (2,221,474)
                                     ---------   -------   ---------   ----------    ----------
Balance at December 31, 1998.......  6,331,290   $63,313   2,462,201   (4,746,460)   (2,220,946)
                                     =========   =======   =========   ==========    ==========

See accompanying notes to financial statements.

                               EDGAR ONLINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                         -----------------------------------
                                                           1996         1997         1998
                                                         ---------   ----------   ----------
Cash flows from operating activities:
  Net loss.............................................  $(835,853)  (1,497,899)  (2,221,474)
                                                         ---------   ----------   ----------
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Stock compensation expense........................         --           --    1,133,000
     Depreciation and amortization.....................     17,688       55,334      116,767
     Accretion and amortization of debt discount.......     37,500      250,000       17,118
     Provisions for bad debts..........................         --       22,500       62,207
     Noncash service expenses..........................     26,000           --       33,630
     Noncash service revenue...........................         --      (12,000)     (42,250)
     Changes in assets and liabilities:
       Accounts receivable.............................    (34,168)     (37,422)    (147,932)
       Other assets....................................    (10,975)        (875)      13,096
       Accounts payable and accrued expenses...........    127,583      589,809     (205,419)
       Accrued interest................................         --           --      133,804
       Due to employee.................................         --           --       14,575
       Due to officers, net............................    300,000      266,318       95,137
       Deferred revenues...............................     31,190       47,165      130,096
                                                         ---------   ----------   ----------
          Total adjustments............................    494,818    1,180,829    1,353,829
                                                         ---------   ----------   ----------
          Net cash used in operating activities........   (341,035)    (317,070)    (867,645)
                                                         ---------   ----------   ----------
Cash flows from investing activities:
  Capital expenditures.................................   (112,312)    (224,132)     (78,127)
  Other................................................     (1,764)          --           --
                                                         ---------   ----------   ----------
          Net cash used in investing activities........   (114,076)    (224,132)     (78,127)
                                                         ---------   ----------   ----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable and
     warrants..........................................     91,500      545,000    1,000,000
  Proceeds from issuance of common stock...............    387,500       15,925      155,000
  Costs incurred in connection with the sale of common
     stock.............................................         --           --      (10,000)
  Costs incurred in connection with debt financing.....         --           --      (89,440)
  Proceeds upon exercise of warrants...................      5,000           --       50,001
  Principal payments on notes payable..................    (11,083)     (20,000)          --
  Payments on capital lease obligations................         --           --      (28,218)
                                                         ---------   ----------   ----------
          Net cash provided by financing activities....    472,917      540,925    1,077,343
                                                         ---------   ----------   ----------
          Net increase (decrease) in cash..............     17,806         (277)     131,571
Cash at beginning of year..............................         --       17,086       16,809
                                                         ---------   ----------   ----------
Cash at end of year....................................  $  17,806       16,809      148,380
                                                         =========   ==========   ==========
Supplemental disclosure of cash flow information:
  Cash paid for:
     Taxes.............................................  $      --          250          250
     Interest..........................................  $     167           --        7,751
Accounts payable settled upon issuance of common
  stock................................................  $      --           --      125,000
Notes payable settled in exchange for services
  provided.............................................  $      --       12,000       42,250
Stock warrants issued in exchange for services
  provided.............................................  $  26,000           --       33,630
Equipment acquired under capital leases................  $      --           --      163,688

See accompanying notes to financial statements.

                               EDGAR ONLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

(1) DESCRIPTION OF BUSINESS

     EDGAR Online, Inc. (the Company), formerly Cybernet Data Systems, Inc., was incorporated in the State of Delaware in November 1995 and launched its "EDGAR Online" Internet Web site in January 1996. The Company is a Web-based provider of business, financial, and competitive information derived from the EDGAR (Electronic Data Gathering, Analysis, and Retrieval) document filing system maintained by the U.S. Securities and Exchange Commission (SEC). The Company has entered into several arrangements with other Internet service providers to market financial information services.

     Inherent in the Company's mission are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence and acceptance of the Internet as a communication and information medium, prospective project development efforts and the acceptance by the market place of the Company's products and services.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) REVENUE RECOGNITION

     Revenue from subscriptions and corporate contracts are recognized over the subscription period, which is typically three, six or twelve months. Revenue from advertising is recognized as the services are provided.

(b) BARTER TRANSACTIONS

     Barter advertising revenue is non-cash and relates to advertising placed on the Company's Web site by other Internet service providers. Barter advertising expense is non-cash and relates to Company advertising placed on the Web sites of other Internet service providers. The amount of barter advertising revenue and expense is recorded at the lower of the estimated fair value of advertising placed or received.

     During 1998, the Company also received computer equipment and publication advertisements in exchange for use of the Company's Web site services. The Company accounts for such barter transactions at the fair value of goods or services received or services provided, whichever is more objectively determinable. Barter revenues related to the computer equipment barter transaction and the publication advertisements are recognized ratably over the term of the contract. Barter expense related to the publications advertisements transaction is recognized ratably over the year, which approximates the timing of the publications printing. Barter expense for the computer equipment exchange is recognized as depreciation expense over the useful lives of the assets.

     The Company expects that barter transactions will represent a significantly smaller percentage of total activity in the future.

(c) WEB SITE DEVELOPMENT COSTS

     The costs incurred to develop the Company's "EDGAR Online" Internet Web site are principally performed under contract with an Internet Web site developer. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for

                               EDGAR ONLINE, INC.

general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs.

(d) CASH AND CASH EQUIVALENTS

     The Company considers cash and all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost or at estimated fair value if part of a barter transaction. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, whichever is shorter.

(f) ADVERTISING EXPENSES

     The Company expenses advertising costs as incurred.

(g) INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(h) DEFERRED FINANCING COSTS

     Deferred financing costs relate to the issuance of the Convertible Debenture (see note 5) and are being amortized over the term of the related debt, using the effective interest method. Amortization expense was $12,422 in 1998.

(i) STOCK-BASED TRANSACTIONS

     The Company accounts for stock-based transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). In accordance with SFAS 123, the Company has elected to measure stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees," (APB 25) and comply with the disclosure provisions of SFAS No. 123. Under APB 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the exercise price.

                               EDGAR ONLINE, INC.

     The Company accounts for the issuance of equity instruments to non-employees in exchange for services at either the fair value of the equity instrument given or the fair value of the services rendered, whichever is more reliably measurable.

(j) CONCENTRATION OF RISK AND FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to significant concentration of credit risk consist of accounts receivable.

     The Company's customers are geographically dispersed throughout the United States with no one customer accounting for more than 10% of sales during 1996, 1997 or 1998 or of accounts receivable at December 31, 1997 or 1998. In addition, the Company has not experienced any significant credit losses to date from any one customer.

     The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities at December 31, 1997 and 1998, approximate their financial statement carrying value because of the short-term maturity of these instruments.

(k) LOSS PER SHARE

     Loss per share is presented in accordance with the provisions of SFAS No. 128, "Earnings Per Share", (SFAS 128) and the Securities and Exchange Commission
(SEC) Staff Accounting Bulletin No 98. Under SFAS 128, Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted and resulted in the issuance of common stock.

     Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted earnings per share, as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

     Diluted loss per share has not been presented separately, as the outstanding stock options, warrants and convertible debentures are anti-dilutive for each of the periods presented.

     Anti-dilutive potential common shares outstanding were 1,489,099, 829,545, and 653,400 for the years ended December 31, 1996, 1997, and 1998, respectively.

(l) BUSINESS SEGMENTS

     In June 1997, the Financial Accounting Standard Board (FASB) issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

                               EDGAR ONLINE, INC.

(m) COMPREHENSIVE INCOME

     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130) during 1998. SFAS 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

(n) USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(o) RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company does not believe that the adoption of SOP 98-1 will have a material impact on its results of operations or financial position.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to have a material impact on the Company's results of operation or financial position.

(3) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and 1998 is summarized as follows:

                                                     1997        1998
                                                   --------    ---------
Purchased software...............................  $105,910    $ 109,849
Equipment, and furniture and fixtures............   244,562      482,438
Leasehold improvements...........................     7,673        7,673
                                                   --------    ---------
     Subtotal....................................   358,145      599,960
Less accumulated depreciation....................   (71,473)    (188,240)
                                                   --------    ---------
                                                   $286,672    $ 411,720
                                                   ========    =========

                               EDGAR ONLINE, INC.

     Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $17,688, $55,334 and $116,767, respectively.

(4) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1997 and 1998.

                                                              1997        1998
                                                            --------    --------
Accounts payable..........................................  $614,417    $328,764
Compensation and related benefits.........................     8,771      17,240
Interest..................................................    57,463      27,304
Other.....................................................    45,476      22,400
                                                            --------    --------
                                                            $726,127    $395,708
                                                            ========    ========

(5) NOTES PAYABLE

     Notes payable consist of the following at December 31, 1997 and 1998:

                                                           1997          1998
                                                         ---------    ----------
Convertible Debenture(a)...............................  $      --    $  914,410
Promissory notes -- related party(b)...................    500,000       500,000
Promissory notes(c)....................................    101,697        59,448
                                                         ---------    ----------
          Total notes payable..........................    601,697     1,473,858
Less:
  Current portion......................................   (601,697)      (59,448)
                                                         ---------    ----------
Notes payable, long-term...............................  $      --    $1,414,410
                                                         =========    ==========

-------------------------
(a) In July 1998, the Company received $1,000,000 in exchange for a $1,000,000 Convertible Debenture due July 2001 with interest accruing at 10% in years two and three. The terms of this financing enable the lender to convert the debenture into 670,000 shares of the Company's common stock. The lender also received a warrant, expiring July 23, 1999, to purchase an additional 666,667 shares of the Company's common stock at $1.50 per share.

    The Company has estimated the fair value of the warrant at the date of issue and recorded $102,708 of the consideration received as a credit to additional paid-in capital. Interest expense for 1998 includes $17,118 of accretion of the debt discount resulting from the fair value of the warrants and $33,333 relating to the year one interest holiday.

    As part of the agreement, the Company has agreed to obtain hosting and other Internet services at market prices for a period of five years from the investor.

    The fair value of the Convertible Debenture is estimated to approximate its carrying value at December 31, 1998 as the debt was recorded at fair value in July 1998 and there has been no significant change in the underlying market rate or credit worthiness of the Company since that date.

                               EDGAR ONLINE, INC.

(b) In January 1997, the Company entered into an agreement with a stockholder for a $500,000 line of credit which was originally due on December 31, 1997, but has been extended to February 28, 2000. Interest accrues at 12% of the face amount annually. All borrowings are guaranteed by a principal stockholder of the Company.

    The agreement originally provided that the outstanding borrowings could be converted at the sole discretion of the lending stockholder into common stock at a conversion rate of $1.50 worth of common stock for each $1.00 of borrowings converted. The favorable conversion rate represented a beneficial conversion feature and, accordingly, $250,000 has been recorded as a credit to additional paid-in capital at the issue date. Additional interest expense of $250,000 has been included in 1997, as the original maturity of the borrowing was December 31, 1997. In July 1998, the conversion feature was deleted in connection with the issuance of the Convertible Debenture.

    The fair value of the note at December 31, 1998 is estimated at approximately $452,000 based on the amount of future cash flows associated with the investment, discounted using an appropriate interest rate.

(c) In connection with a $100,000 loan under a line of credit established in December 1995 in 1996, the Company has arranged with the lender to apply a portion of the proceeds of credit card payments processed by the lender for the Company to the loan balance. The loan is further reduced by the offsetting of balances due from the lender for its monthly subscription charge for use of the Company's Internet service. Interest accrues at 2% over the prime rate established by a financial institution (10.25% at December 31, 1998).

    The loan is guaranteed by one of the principal stockholders and certain Company common stock owned by the stockholder are pledged as collateral. Outstanding amounts at December 31, 1997 and 1998 were $76,697 and $59,448, respectively.

    In 1997, the Company issued a noninterest bearing note and 40,001 warrants exercisable at $1.25 per share in exchange for $25,000. The note was repaid with services during the year ended December 31, 1998. The estimated value of the warrants at the date of issuance is deemed insignificant.

    At December 31, 1997 and 1998, the fair value of these notes payable approximates their carrying value based on the amount of future cash flows associated with the instrument, discounted using an appropriate interest rate.

     Interest expense and other financing charges for the years ended December 31, 1996, 1997, and 1998 totaled $72,547, $298,561, and $137,909, respectively.

(6) INCOME TAXES

     Since its inception, the Company has incurred net operating losses and has incurred no federal or state income tax expense. The provision for income taxes for the years ended December 31, 1996, 1997 and 1998 consists entirely of the State of Connecticut minimum tax. At December 31, 1998, the Company has approximately $2,500,000 in federal and state operating loss carryforwards, which are available to offset future taxable income, through 2012.

                               EDGAR ONLINE, INC.

     The Company's tax provision differed from the amount computed using the federal statutory rate of 34% as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                   1996        1997        1998
                                                 ---------   ---------   ---------
Expected federal income tax benefit at 34%.....  $(284,105)  $(509,201)  $(765,650)
State taxes, net of federal expense............    (58,367)    (73,749)   (134,280)
Non-deductible interest expense................     12,750      85,000          --
Other permanent differences....................      4,226       5,610       3,882
Valuation allowance............................    325,746     492,590     896,298
                                                 ---------   ---------   ---------
                                                 $     250   $     250   $     250
                                                 =========   =========   =========

     The Company's deferred tax assets and liabilities and related valuation allowance as December 31, 1997 and 1998 are as follows:

                                                            1997         1998
                                                          ---------   -----------
Deferred tax assets (liabilities):
  Net operating loss carryforwards......................  $ 644,652   $ 1,003,915
  Deferred compensation.................................    240,000       314,231
  Accruals and other, net...............................     (1,680)        7,924
  Stock compensation expense............................         --       453,200
Valuation allowance.....................................   (882,972)   (1,779,270)
                                                          ---------   -----------
                                                          $      --   $        --
                                                          =========   ===========

     Realization of the net operating loss carryforward benefit is dependent on the Company being able to generate sufficient taxable income prior to the expiration of the operating loss carryforwards. Due to the Company's short operating history, a valuation allowance has been recorded for the entire amount of the net deferred tax asset as the Company has concluded that it is not more likely than not that there will be future taxable income sufficient to realize the future taxable temporary differences and operating loss carryforwards prior to their expiration.

(7) DUE TO OFFICERS

     The Company has entered into compensation agreements with its two founding stockholders that provide for combined annual compensation of $300,000 commencing in January 1996, payment of which is dependent upon the availability of cash and other factors. Compensation expense of $300,000 has been recorded in each of the years ended December 31, 1996, 1997 and 1998.

     Due to officers represents deferred compensation of $300,000 for 1996, $300,000 for 1997 and $185,577 for 1998 offset by other amounts due from the officers of $51,114 and $141,554 at December 31, 1997 and 1998, respectively. The entire liability is classified as long-term as the founding stockholders have waived payment of these amounts until after January 1, 2000.

                               EDGAR ONLINE, INC.

(8) STOCKHOLDERS' EQUITY

COMMON STOCK

     On March 24, 1997, the Board of Directors of the Company declared and approved a 4 for 1 stock split on its common shares. All share and per share data has been retroactively adjusted to reflect this common stock split.

     Upon the formation of the Company, the founders were issued 4,000,000 shares of the Company's common stock. In 1996, the Company sold 400,000 shares of its common stock to an investor for $462,500. In 1998, the Company sold an additional 103,333 shares of common stock for $145,000 in cash, net of related offering expenses and issued 100,000 shares of common stock in satisfaction of $125,000 of indebtedness.

STOCK WARRANTS

     Since its inception, the Company has occasionally issued warrants to purchase Company common stock in return for various services rendered or in connection with certain debt financings.

     Warrants issued in exchange for services totaled 104,000 and 63,333 for the years ended December 31, 1996 and 1998, respectively. Based on estimated fair values at the respective dates of issuance the Company has recorded professional services expense and additional paid-in capital of $26,000 in 1996 and $33,630 in 1998.

     Warrants issued in connection with debt financings totalled 666,667 in 1998 and have also been fair valued at their date of issuance. Additional interest expense has been recorded for the year ended December 31, 1998 of $17,118. The credit to additional paid-in-capital relating to the fair value of warrants issued in connection with the debt financing during 1998 was $102,708.

     Warrant activity during the periods indicated is as follows:

                                                           WARRANTS    WEIGHTED AVERAGE
                                                           GRANTED      EXERCISE PRICE
                                                          ----------   ----------------
Outstanding at December 31, 1995........................   1,570,000        $0.01
Granted.................................................     117,956         0.01
Exercised...............................................    (400,000)        0.01
Canceled................................................          --           --
                                                          ----------
Outstanding at December 31, 1996........................   1,287,956         0.01
Granted.................................................          --           --
Exercised...............................................  (1,274,000)        0.01
Canceled................................................          --           --
                                                          ----------
Outstanding at December 31, 1997........................      13,956         0.00
Granted.................................................     770,001         1.45
Exercised...............................................     (53,957)        0.93
Canceled................................................          --           --
                                                          ----------
Outstanding at December 31, 1998........................     730,000        $1.46
                                                          ==========

     Included in the above table are 13,956 warrants outstanding at December 31, 1996 and 1997 that were granted pursuant to certain anti-dilution provisions of the original warrant grant and accordingly have a $0.00 exercise price.

     The weighted average contractual life of warrants outstanding at December 31, 1998 was .81 years. The warrants outstanding at December 31, 1997 have no expiration.

                               EDGAR ONLINE, INC.

(9) 1996 STOCK OPTION PLAN

     In November, 1998, the Company adopted the 1996 Stock Option Plan (the 1996
Plan) whereby the Company's Board of Directors may grant stock options to officers, employees, directors and consultants. The 1996 Plan authorizes the issuance of options to purchase up to 800,000 shares of the Company's common stock. Options granted may be either Incentive Stock Options (ISOs) or Non-Qualified Stock Options. The exercise price and vesting schedule of the options will be established on the grant date. However, the established exercise price for ISOs may not be less than the fair market value of the Company's common stock on the grant date. The 1996 Plan also provides that no options will have a term of longer than ten years.

     In November 1998, the Company formally granted 385,000 and 15,000 fully-vested options to purchase common stock to employees at exercise prices of $0.25 and $1.25 per share, respectively, with a weighted average exercise price of $0.29. The Company has recorded $1,133,000 of compensation expense in 1998 calculated as the difference between the exercise price and $3.12 per share, the estimated fair market value of the Company's common stock at the grant date, as determined by independent valuation. All of the options are exercisable at December 31, 1998. There was no other option activity in 1998. At December 31, 1998, 800,000 shares of Company common stock were reserved for issuance under the Plan.

     As discussed in note 2, the Company has elected to continue to use APB 25 to measure compensation expense related to employee stock options and has recorded compensation expense where the exercise price of the option was less than the fair value of the stock on the date of grant. Had the Company determined compensation expense based on the fair value of the option on the grant date under SFAS 123, the Company's results of operations would have been as follows:

                                                                 1998
                                                              -----------
Net loss -- as reported.....................................  $(2,221,474)
Net loss -- pro forma.......................................  $(3,004,873)
Basic and diluted net loss per share -- as reported.........  $     (0.36)
Basic and diluted net loss per share -- pro forma...........  $     (0.49)

     The fair value of the options granted to employees in 1998, as calculated under SFAS 123, ranged from $1.57 to $2.45 with a weighted average fair value of $1.96 using the modified Black Scholes option pricing model, excluding volatility assumption, using the following weighted average assumptions:

Risk free interest..........................................  6.5%
Expected life...............................................  10 years
Expected dividend yield.....................................  0.0%

(10) COMMITMENTS AND CONTINGENCIES

     The Company leases space in Norwalk, Connecticut for its primary offices. The cost of the office space which is shared by a co-tenant which is also a stockholder of the Company is $6,600 per month. The Company also has rent expense related to space leased from the Company's founding stockholders. Rent expense totaled $17,775, $44,086 and $57,983 for the years ended

                               EDGAR ONLINE, INC.

December 31, 1996, 1997 and 1998, respectively of which $17,775, $24,286 and $18,383, respectively, related to space leased from the Company's founding stockholder.

     Future minimum lease payments under noncancelable operating leases and capital leases (with initial or remaining lease terms in excess of one year) as of December 31, 1998 are as follows:

                                                            OPERATING    CAPITAL
                                                             LEASES       LEASES
                                                            ---------    --------
Year ending December 31,:
1999......................................................   $50,525     $ 63,195
2000......................................................    15,805       63,195
2001......................................................        --       26,076
                                                             -------     --------
     Total................................................   $66,330     $152,466
                                                             =======
     Amount representing interest.........................                (16,996)
                                                                         --------
       Net capital leases obligation......................               $135,470
                                                                         ========

     The amount currently payable under the capital lease at December 31, 1998 is $52,477.

(11) RELATED PARTY TRANSACTIONS

     The Company provides services to two shareholders. Revenues from these related parties totaled $6,000, $38,000 and $69,600 in 1996, 1997 and 1998, respectively. Of the revenues received, $6,000, $12,000, and $17,250 were used to satisfy a note payable to one shareholder. The Company also purchased services from a shareholder, which totaled $209,463, $423,836, and $610,073 in 1996, 1997 and 1998, respectively.

(12) GOING CONCERN MATTERS

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a loss of $835,853, $1,497,899 and $2,221,474, for the years ended December 31, 1996, 1997 and 1998 and had negative shareholders' equity of $2,220,946 at December 31, 1998. The Company also has a working capital deficiency of $440,754 at December 31, 1998.

     The Company expects to be able to raise additional capital either through private placements of debt or equity securities or through an Initial Public Offering (IPO) of its common stock (see note 13). There can be no assurances that the Company will be successful in securing such private or public capital, or that such amounts will be sufficient to satisfy future working capital.

     The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital as may be required, and ultimately to attain profitability. There are no assurances that these events will occur.

                               EDGAR ONLINE, INC.

(13) SUBSEQUENT EVENTS (UNAUDITED)

     (a) On March 25, 1999, the Board of Directors of the Company declared and approved an increase in the number of authorized shares of common stock to 30,000,000, par value $0.01 per share, and authorized 1,000,000 shares of preferred stock, par value $0.01 per share.

     On March 25, 1999, the Company adopted the 1999 Stock Option Plan (the 1999
Plan) and the 1999 Outside Directors Stock Option Plan (the 1999 Directors
Plan). The 1999 Plan authorizes the issuance of options to purchase up to 600,000 shares of the Company's common stock under the same provisions as the 1996 Plan. The 1999 Directors Plan authorizes the issuance of options to purchase up to 100,000 shares of the Company's common stock. No grants have been made under the 1999 Plan or the 1999 Directors Plan.

     On March 25, 1999, the Company granted 340,000 and 60,000 options at $4.50 and $4.00, respectively under the 1996 Plan. The Company will recognize $30,000 in compensation expense over the three year vesting period for options granted with exercise prices less than fair market value at the grant date.

     (b) On March 30, 1999, the Company completed the sale of an aggregate of 240,000 shares to three investors at $4.50 per share resulting in net proceeds of $1,080,000. In addition to the shares, the investors also received 240,000 warrants which are exercisable at $1.50 per warrant if the Company does not complete an IPO by December 31, 1999. These warrants will be automatically cancelled following the closing of an IPO.

     (c) On March 30, 1999, the Company filed a registration statement on Form S-1 for the sale of its common stock to the public. In connection with this filing the Company, its underwriters and the holder of the Convertible Debenture agreed to convert the Convertible Debenture into 670,000 shares of the Company's common stock upon the close of an IPO. In addition, certain holders of warrants to purchase Company common stock also agreed to exercise the warrants into 696,667 shares upon the close of an IPO.

(14) PRO FORMA FINANCIAL INFORMATION

     The pro forma balance sheet of December 31, 1998 given effect to the conversion of the Convertible Debenture into 670,000 shares of Company common stock. The pro forma Basic and Diluted loss per share gives effect to the conversion as if the conversion took place in July 1998.

                            [DESCRIPTION OF ARTWORK]

------------------------------------------------------
------------------------------------------------------

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EDGAR ONLINE, INC. OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EDGAR ONLINE, INC. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Forward-Looking Statements............   18
Use of Proceeds.......................   19
Dividend Policy.......................   19
Capitalization........................   20
Dilution..............................   21
Selected Financial Data...............   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   30
Management............................   41
Certain Transactions..................   50
Principal Stockholders................   52
Description of the Capital Stock......   54
Shares Eligible for Future Sale.......   55
Underwriting..........................   58
Legal Matters.........................   60
Experts...............................   60
Additional Information................   61
Index to Financial Statements.........  F-1

                            ------------------------
  UNTIL                , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                                SHARES

                                     [LOGO]

                               EDGAR ONLINE, INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                             C.E. UNTERBERG, TOWBIN

                             FAHNESTOCK & CO. INC.

                                              , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee, NASD filing fee and Nasdaq National Market application fee are estimates.

SEC registration fee........................................  $9,591.00
NASD filing fee.............................................  $
Nasdaq National Market listing fee..........................  $       *
Printing and engraving......................................  $       *
Legal fees and expenses.....................................  $       *
Accounting fees and expenses................................  $       *
Blue sky fees and expenses (including legal fees)...........  $       *
Transfer agent and registrar fees...........................  $       *
Miscellaneous...............................................  $       *
                                                              ---------
          Total.............................................  $       *
                                                              =========

-------------------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

     The Registrant intends to enter into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to Section of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities under the
Securities Act. Section           of the Underwriting Agreement also provides
that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1996, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

      (1) In August 1996, the Registrant issued and sold 400,000 shares of Common Stock to Bowne & Co. at a price per share of $1.25.

      (2) In June 1998, the Registrant issued warrants to Hoover's Inc. to purchase 40,001 shares of Common Stock at an exercise price per share of $1.25 in consideration for professional services rendered.

      (3) In July 1998, the Registrant issued its convertible debenture, convertible into 670,000 shares of Common Stock, along with warrants to purchase 666,667 shares of Common Stock at an exercise price per share of $1.50 to Globix Corporation in exchange for $1,000,000.

      (4) In August 1998, the Registrant issued warrants to each of Frederic Ury and Neal Moscow to purchase 7,500 shares of Common Stock, respectively, at an exercise price per share of $0.50 in consideration for professional services rendered.

      (5) In August 1998, the Registrant issued warrants to VM Equity Partners to purchase 7,500 shares of Common Stock and 33,333 shares of Common Stock at an exercise price per share of $0.50 and $1.50 respectively, in consideration for professional services rendered.

      (6) In November 1998, the Registrant issued warrants to each of Mitchell Littman, Bernard Krooks and Richard Roth to purchase 2,500 shares of Common Stock, respectively, at an exercise price per share of $0.50 in consideration for professional services rendered.

      (7) In December 1998, the Registrant issued 70,000 shares of Common Stock to William F. Nicklin in exchange for $105,000.

      (8) In December 1998, the Registrant issued 33,333 shares of Common Stock to J. Shelby Bryan in exchange for $50,000.

      (9) In December 1998, the Registrant issued 20,000 shares of Common Stock to Juergen Goersch and 80,000 shares of Common Stock to Stefan Chopin and Barbara Chopin in exchange for the cancellation of a $125,000 liability owed by the Registrant to Pequot Systems (iXL).

     (10) In January 1999, the Registrant issued warrants to VM Equity Partners to purchase 5,167 shares of Common Stock at an exercise price per share of $1.50 in consideration for professional services rendered.

     (11) In March 1999, the Registrant issued warrants to VM Equity Partners to purchase 6,000 shares of Common Stock at an exercise price per share of $4.50 in consideration for professional services rendered.

     (12) In March 1999, the Registrant issued 110,000 shares to VMR Luxembourg in exchange for $495,000.

     (13) In March 1999, the Registrant issued 10,000 shares to Speech Comparison Technologies in exchange for $45,000.

     (14) In March 1999, the Registrant issued 120,000 shares to [          ] in
          exchange for $495,000.

     (15) From November 11, 1998 through March 25, 1999, the Registrant granted stock options to purchase an aggregate of 800,000 shares of Common Stock to employees and directors with exercise prices ranging from $.25 to $4.50 per share pursuant to the Registrant's 1996 Stock Option Plan in consideration for services.

     (16) In March 1999, the Registrant issued warrants to VM Equity Partners to purchase 33,500 shares of Common Stock at an exercise price per share of $1.492535 in consideration for professional services rendered.

     (17) In March 1999, the Registrant issued warrants to C.E. Unterberg, Towbin to purchase 12,000 shares of Common Stock at an exercise price of $4.50 per share in consideration for professional services.

     Exemption from registration for the transactions described above was claimed pursuant to Section 4(2) of the Securities Act of 1933, as amended, regarding transactions by the issuer not involving a public offering, in that these transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate these investments and who represented to the Registrant that the shares were being acquired for investment.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
   1.01    Form of Underwriting Agreement.
   3.01    Certificate of Incorporation, as amended.
   3.02    Amended and Restated Certificate of Incorporation.*
   3.03    Bylaws.*
   3.04    Amended and Restated Bylaws. *
   4.01    Form of Specimen Stock Certificate for the Registrant's
           Common Stock.*
   4.02    10% Convertible Subordinated Debenture due 2001.
   4.03    Warrant to Purchase Common Stock.
   5.01    Opinion of Littman Krooks Roth & Ball P.C. regarding
           legality of securities being registered.*
  10.01    Form of Indemnity Agreement to be entered into between the
           Registrant with each of its directors and executive
           officers.*
  10.02    1996 Stock Option Plan.
  10.03    1999 Stock Option Plan.*
  10.04    1999 Outside Director Stock Option Plan.*
  10.05    Employment Agreement dated as of January 1, 1996 between the
           Registrant and Marc Strausberg.*
  10.06    Employment Agreement dated as of January 1, 1996 between the
           Registrant and Susan Strausberg.*
  10.07    Employment Agreement, dated as of                , between
           the Registrant and Tom Vos.*
  10.08    Employment Agreement, dated as of                , between
           the Registrant and Greg Adams.*
  10.09    Employment Agreement, dated as of                , between
           the Registrant and Brian Fitzpatrick.*
  10.10    Employment Agreement, dated as of May 19, 1997, between the
           Registrant and Jay Sears.*
  10.11    Equity Purchase Agreement by and among Cybernet Data
           Systems, Bowne & Co., Inc., Globix Corporation, Marc
           Strausberg, Susan Strausberg and Michael Horowitz as amended and restated.*
  10.12    Securities Purchase Agreement, dated as of July 23, 1998 by and between Cybernet Data Systems Inc. and Globix
           Corporation.
  10.13    Form of Registration Rights Agreement for December 1998
           Investors.*
  10.14    Form of Subscription Agreement, including registration
           rights, for March 1999 Investors.*
  10.15    Lease Agreement, dated April 4, 1997 by and between 50
           Washington Street Realty Corp., Pequot Systems, Inc and
           Cybernet Data Systems, Inc.
  10.16    Dissemination Services Agreement dated September 11, 1998 by and between TRW, Inc. and Cybernet Data Systems, Inc.

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  10.17    Trademark License Agreement dated              between the
           US Securities & Exchange Commission and EDGAR Online, Inc.*
  10.18    Agreement dated March 1, 1998 by and between Cybernet Data
           Systems, Inc and Pequot Systems, Inc.*
  10.19    Form of Content License Agreement.*
  23.01    Consent of Littman Krooks Roth & Ball P.C. (included in
           Exhibit 5.01).*
  23.02    Report on Schedule and Consent of KPMG LLP.
  24.01    Power of Attorney (see Page II-5 of the Registration
           Statement).
  27.01    Financial Data Schedule (EDGAR Version Only).

-------------------------

* To be filed by amendment.

     (b) Financial Statement Schedules:

        Schedule II -- Valuation and Qualifying Accounts.

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions or are inapplicable, or because the information has been provided in the Financial Statement or the Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Norwalk, State of
Connecticut, on the      day of March, 1999.

                                      EDGAR ONLINE, INC.

                                      By: /s/ SUSAN STRAUSBERG
                                         ---------------------------------------
                                          Susan Strausberg
                                          Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Susan Strausberg, Marc Strausberg and Tom Vos, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

NAME                                                              TITLE                    DATE
----                                                              -----                    ----
PRINCIPAL EXECUTIVE OFFICER:

/s/ SUSAN STRAUSBERG                                 Chief Executive Officer, and     March   , 1999
---------------------------------------------------  Director
Susan Strausberg

PRINCIPAL FINANCIAL AND PRINCIPAL ACCOUNTING
OFFICER:

/s/ GREG D. ADAMS                                    Chief Financial Officer          March   , 1999
---------------------------------------------------
Greg D. Adams

DIRECTORS:

/s/ MARC STRAUSBERG                                  Chairman of the Board            March   , 1999
---------------------------------------------------
Marc Strausberg

NAME                                                              TITLE                    DATE
----                                                              -----                    ----
/s/ SUSAN STRAUSBERG                                 Director                         March   , 1999
---------------------------------------------------
Susan Strausberg

/s/ TOM VOS                                          Director                         March   , 1999
---------------------------------------------------
Tom Vos

/s/ MARC BELL                                        Director                         March   , 1999
---------------------------------------------------
Marc Bell

/s/ STEFAN CHOPIN                                    Director                         March   , 1999
---------------------------------------------------
Stefan Chopin

/s/ MARK MAGED                                       Director                         March   , 1999
---------------------------------------------------
Mark Maged

/s/ BRUCE BEZPA                                      Director                         March   , 1999
---------------------------------------------------
Bruce Bezpa

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                               EDGAR ONLINE, INC.
                          FINANCIAL STATEMENT SCHEDULE
                       VALUATION AND QUALIFYING ACCOUNTS

                                                      CHARGED
                                        BALANCE AT     COSTS                       BALANCE AT
                                        BEGINNING       AND                          END OF
DESCRIPTION                             OF PERIOD     EXPENSES    DEDUCTIONS(1)      PERIOD
-----------                             ----------    --------    -------------    ----------
Allowance for Doubtful Accounts
  Receivable
Year ended December 31, 1996..........   $    --           --             --             --
Year ended December 31, 1997..........   $    --       22,500             --         22,500
Year ended December 31, 1998..........   $22,500       62,207        (53,165)        31,542

-------------------------

(1) Write-offs of receivables.